SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

      Check the appropriate box:

        Preliminary information statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

        Definitive information Statement

KEEBLER FOODS COMPANY

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

        No fee required.

        Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

        Fee paid previously with preliminary materials.

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

677 LARCH AVENUE

ELMHURST, ILLINOIS 60126

Dear Stockholder:

      The Board of Directors of Keebler Foods Company has approved a merger agreement which provides for the acquisition of our company by Kellogg Company for $42.00 per share in cash.

      In order to evaluate the advisability of the merger, our Board of Directors formed a special committee of the Keebler Board, consisting of three independent directors. The special committee has unanimously determined that the merger and the merger agreement are fair to and in the best interests of Keebler’s stockholders, other than Flowers Industries, Inc., our controlling stockholder, about which the special committee made no determination. In its evaluation of the merger, the special committee considered the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, to the effect that, as of the date of Merrill Lynch’s opinion, the cash consideration of $42.00 per share to be received pursuant to the merger by the stockholders of Keebler is fair from a financial point of view to such stockholders, other than Flowers, Kellogg and their respective affiliates. Merrill Lynch’s opinion is subject to the assumptions, limitations and qualifications set forth in its written opinion, which is attached as Annex C to the enclosed information statement.

      Please read the attached information statement for information about the merger and the related transactions. The proposed merger requires approval by a majority of the voting power of all outstanding shares of Keebler. We are not asking you to vote on the merger or the merger agreement. Flowers, our controlling stockholder, has agreed to act by written consent and vote its shares of Keebler stock in favor of the adoption of the merger agreement and approval of the merger, twenty-one days after the date of mailing of this information statement. This action by Flowers will be sufficient for the stockholders of Keebler to adopt the merger agreement and approve the merger without the vote of any other stockholder of Keebler. Accordingly, your approval is not required and is not being sought.

      Please do not send in your share certificates at this time. Promptly after the merger is completed, you will receive a letter of transmittal for that purpose.

      We appreciate your support.

Sincerely,

/s/ Robert P. Crozer	/s/ Sam K. Reed
ROBERT P. CROZER	SAM K. REED
CHAIRMAN OF THE BOARD	PRESIDENT AND CHIEF EXECUTIVE OFFICER

Information statement dated February   , 2001 and first mailed to stockholders on or about February   , 2001.

677 LARCH AVENUE

ELMHURST, ILLINOIS 60126

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

      This information statement is being furnished to the holders of common stock, $0.01 par value, of Keebler Foods Company in connection with the proposed acquisition of the company by Kellogg Company. The acquisition will be effected by the merger of a wholly-owned subsidiary of Kellogg with Keebler pursuant to an Agreement and Plan of Merger dated as of October 26, 2000 among Keebler, Kellogg and the merger subsidiary.

      Under the merger agreement, at the effective time of the merger, each outstanding share of Keebler common stock, other than shares held by Flowers Industries, Inc. (except as described below) or as to which appraisal rights have been properly exercised, will be converted into the right to receive $42.00 in cash. Flowers, our controlling stockholder, and Kellogg have also entered into a separate merger agreement providing for the acquisition by Kellogg of all of the outstanding shares of Flowers. If the Kellogg/ Flowers merger is not consummated but we complete our merger with Kellogg, then upon completion of our merger each outstanding share of Keebler common stock, including shares held by Flowers but excluding shares as to which appraisal rights have been properly exercised, will be converted into the right to receive the $42.00 per share cash price.

      The proposed merger requires approval by a majority of the voting power of all outstanding shares of Keebler stock. We are not asking you to vote on the merger or the merger agreement. Flowers, the controlling stockholder of Keebler, which owns shares representing approximately 54% of the outstanding voting stock of Keebler, has agreed to act by written consent and vote its shares of Keebler stock in favor of the adoption of the merger agreement and approval of the merger, twenty-one days after the date of mailing of this information statement. This action by Flowers will be sufficient to ensure that a majority of the stockholders of Keebler adopt the merger agreement and approve the merger without the vote of any other stockholder of Keebler. Accordingly, your approval is not required and is not being sought.

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SUMMARY TERM SHEET

Q:	What transaction is being proposed?

A:	We are proposing the acquisition of Keebler by Kellogg for $42.00 cash per share through the merger of a wholly-owned subsidiary of Kellogg with Keebler.

Q:	What is the reason for the merger?

A:	In order to maximize stockholder value, Flowers, our controlling stockholder, in conjunction with our Board, conducted an auction for the sale of Keebler. Our Board believes that the merger is fair to and in the best interests of Keebler and its stockholders. Important factors in our Board’s determination included the recommendation by the special committee and the broad scope and results of the auction which was conducted for the sale of Keebler.

Q:	Why was the special committee formed?

A:	Because certain of our directors who are also directors or officers of Flowers, our controlling stockholder, may have potential conflicts of interest in evaluating the merger, our Board appointed a special committee of disinterested directors to review and evaluate the proposed merger and other possible transactions with third parties. The Keebler special committee has unanimously determined that the merger and the merger agreement are fair to and in the best interests of Keebler’s stockholders (other than Flowers). In arriving at its determination, the Keebler special committee considered, among other factors, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, that, as of the date of such opinion and based upon the limitations, qualifications and assumptions described in the opinion, the cash consideration of $42.00 per share to be received pursuant to the merger by the stockholders of Keebler is fair from a financial point of view to such stockholders, other than Flowers, Kellogg and their respective affiliates.

Q:	What will I receive in the merger?

A:	After the merger is completed, you will be entitled to receive $42.00 in cash in exchange for each of your shares of Keebler stock. Additionally, immediately prior to the completion of the merger we will declare a special cash dividend in the aggregate amount of $16 million to be paid pro rata to all Keebler stockholders, including Flowers.

Q:	Are there significant conditions to the closing of the merger?

A:	Completion of the merger is dependent on the satisfaction or waiver of several conditions, including the condition that the Kellogg/Flowers merger be consummated. This condition, however, is deemed satisfied if any of the following occurs:

• Flowers’ shareholder approval of the Kellogg/Flowers merger is not received by June 15, 2001;

• a meeting of Flowers shareholders to vote on the Kellogg/Flowers merger (including any adjournment) concludes without approval of the Kellogg/Flowers merger from Flowers’ shareholders having been obtained; or

• Flowers fails to perform or comply in any material respect with any obligation, agreement or covenant of Flowers to be performed or complied with under the Kellogg/Flowers merger agreement so that Kellogg’s conditions to consummation of the Kellogg/Flowers merger cannot be satisfied.

In any such case, Kellogg must complete the Kellogg/Keebler merger if the other conditions described in that merger agreement have been satisfied or waived.

Q:	What vote of stockholders is required to approve the merger and adopt the merger agreement?

A:	Approval of the merger and adoption of the merger agreement requires approval by a majority of the voting power of all outstanding shares of Keebler. Flowers, our controlling stockholder, has agreed to act by written consent to vote all of its Keebler shares in favor of the adoption of the merger agreement and the approval of the merger. This action by Flowers will be sufficient to obtain the stockholder vote necessary to adopt the merger agreement and approve the merger without the approval of any other stockholder of Keebler. Therefore, your vote is not required and is not being sought.

Q:	What will Flowers shareholders receive?

A:	Flowers and Kellogg have entered into a separate merger agreement which provides, subject to the approval of the Flowers merger agreement by Flowers’ shareholders and the satisfaction or waiver of the other conditions of that agreement, that Kellogg will acquire all of the outstanding shares of Flowers. Prior to and as a condition of the Kellogg/Flowers merger, Flowers will first contribute all of its assets (other than its approximately 46.2 million shares of Keebler common stock) and certain of its liabilities to Flowers Foods, Inc., a newly created wholly-owned subsidiary of Flowers, and will then distribute all of the outstanding shares of Flowers Foods to its shareholders in a taxable spin-off. Virtually simultaneously with the spin-off, the Kellogg/Flowers merger will occur in which the shareholders of Flowers will receive an amount in cash estimated to be between $12.45 and $12.60 per share of Flowers, determined as follows: the product of approximately 46.2 million shares of Keebler owned by Flowers and $42.00 per share, less the approximately $700 million of Flowers’ debt and other liabilities and expenses that are not assumed by Flowers Foods or that are being paid at the effective time of the merger, the remainder divided by Flowers’ outstanding shares. Accordingly, both the Kellogg/Keebler merger and the Kellogg/Flowers merger value the shares of Keebler common stock at the same $42.00 cash price per share. Following our merger with Kellogg and the Kellogg/Flowers merger, Kellogg will own 100% of Keebler. Under the circumstances discussed above where the Kellogg/Keebler merger is consummated but the Kellogg/Flowers merger is not, all outstanding Keebler shares, including those owned by Flowers, but excluding shares as to which appraisal rights have been properly exercised, would be converted into $42.00 per share in cash.

Q:	Why did Keebler and Flowers pursue this structure?

A:	Keebler’s management concluded that it was an appropriate time for the sale of Keebler to occur and this structure—consisting of the spin-off of Flowers Foods and the separate Kellogg/Flowers and Kellogg/Keebler mergers—was developed by Flowers, our controlling stockholder. Flowers’ investment in Keebler has appreciated substantially. Consequently, a direct sale of its Keebler stock would not be the optimal tax structure for Flowers or its shareholders. Flowers concluded that this structure maximized value to its shareholders and requested that Keebler pursue this structure.

Q:	Should I send in my stock certificates now?

A:	No. Promptly after the merger is completed, you will receive a letter of transmittal for use in surrendering your stock certificates and obtaining payment for your shares.

Q:	Do I have appraisal rights?

A:	Yes. If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required to perfect your rights under Delaware law. These steps are described under “Appraisal Rights” in this information statement.

Q:	When will the merger be completed?

A:	We are working towards completing the merger as quickly as possible. In addition to stockholder approval, which we expect to obtain 21 days after the date of mailing of this information statement, we must also obtain certain regulatory approvals. In addition, the merger is conditioned, subject to the exceptions described above, on the satisfaction or waiver of the conditions to the Kellogg/Flowers merger, including the requirement that Flowers has distributed to its shareholders all of the outstanding shares of Flowers Foods. We expect to complete the merger during the first quarter of 2001.

Q:	Whom do I call if I have questions about the merger?

A:	If you have any questions, require assistance, or need additional copies of this information statement or other related materials, please call our investor relations department at 630-782-2690.

SUMMARY

      The following is a summary of the material information from this information statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this information statement and the documents to which we refer you. Additional information about Keebler has been filed with the SEC and is available upon request without charge, as described under “Where You Can Find More Information” on page 50.

The Merger

      This information statement relates to the acquisition of Keebler by Kellogg for $42.00 in cash per share of Keebler stock, through the merger of a wholly-owned subsidiary of Kellogg with Keebler.

The Companies

Keebler Foods Company

677 Larch Avenue
Elmhurst, Illinois 60126
(630) 833-2900

      Keebler Foods Company and its subsidiaries are the second largest cookie and cracker manufacturer in the United States with annual net sales of $2.7 billion and a 25.4% share of the United States cookie and cracker market. We market a majority of our products under well-recognized brands such as KEEBLER, CHEEZ-IT, CARR’S and FAMOUS AMOS. In the United States, we are the number two manufacturer of branded cookies and crackers, the leading licensed supplier of Girl Scout cookies, the number one manufacturer of private label cookies and the number one manufacturer of crackers for the foodservice market. We are also the leading manufacturer of retail branded ice cream cones in the United States and a major producer of retail branded pie crusts. In addition, we produce custom-baked products for other marketers of branded food products.

Kellogg Company

One Kellogg Square
Battle Creek, Michigan 49016-3599
(616) 961-2000

      Kellogg was incorporated in Delaware in 1922. Kellogg is the world’s leading producer of ready-to-eat cereal and a leading producer of grain-based convenience foods, including toaster pastries, cereal bars, frozen waffles, and meat alternatives. Its products are manufactured in 20 countries and marketed in more than 160 countries around the world. Its icons, such as Tony the Tiger® and Snap®, Crackle® and Pop® are among the most recognized in advertising.

Reasons for the Merger (See Page 13)

      In order to maximize shareholder value, Flowers, our controlling stockholder, in conjunction with us, conducted an auction for the sale of Keebler. The Keebler Board believes that the proposed merger is fair to and in the best interests of Keebler and its stockholders. A special committee of independent directors of the Keebler Board carefully reviewed and considered the auction process which was conducted for the sale of Keebler and the terms and conditions of the merger and the merger agreement which resulted from that process, as well as the terms and conditions of the Flowers voting agreement and the Kellogg/ Flowers merger agreement. The Keebler special committee unanimously determined that the merger and the merger agreement are fair and in the best interests of Keebler stockholders other than Flowers, about which the Keebler special committee made no determination. The Keebler Board unanimously approved the form, terms and provisions of the merger and the merger agreement, determined that the merger is fair to and in the best interests of Keebler and its public stockholders, approved and declared the merger and the merger agreement advisable and recommended that Keebler’s stockholders approve and adopt the merger and the merger agreement. Important factors in the Keebler Board’s determination included the recommendation by the Keebler special committee and the broad scope and results of the auction which was conducted for the sale of Keebler.

Interests of Executive Officers and Directors in the Merger

(See Page 41)

      You should be aware that a number of Keebler officers and directors have interests in the merger that are different from, or in addition to, yours. As a result of the merger, our executive officers and directors will receive, in the aggregate, approximately $31 million in payments under the plans, awards and agreements described under “Interests of Executive Officers and Directors; Potential Conflicts of Interests.” The Keebler Board was aware of these interests and considered them, among other matters, in approving the merger, the merger agreement, the Flowers voting agreement and the transactions contemplated by these agreements.

Legal Documents (See Annexes A and B)

      The merger agreement and the related Flowers voting agreement are attached as Annex A and Annex B to this information statement. We encourage you to read these agreements as they are the legal documents that govern the merger.

Consideration (See Page 23)

      In the merger, each share of Keebler common stock outstanding immediately prior to the completion of the merger, except for shares held by Flowers (unless in certain circumstances discussed below where the Kellogg/Flowers merger is not completed) or as to which appraisal rights have been properly exercised, will be exchanged for $42.00 in cash. Additionally, immediately prior to the completion of the merger we will declare a special cash dividend in the aggregate amount of $16 million to be paid pro rata to all Keebler stockholders, including Flowers. This amounts to approximately $0.19 per share of Keebler common stock and was negotiated as part of the merger negotiations for the benefit of our stockholders by the Keebler special committee and Keebler management.

      Stockholder Vote Required to Approve the Merger and Adopt the Merger Agreement

      Approval of the merger and adoption of the merger agreement requires approval by a majority of the voting power of all outstanding shares of Keebler common stock. Flowers, our controlling stockholder, has entered into a voting agreement with Kellogg with respect to the merger, which provides that, on the 21st day after the date on which this information statement is mailed to Keebler stockholders, Flowers will vote by written consent all of its Keebler shares in favor of the approval of the merger and adoption of the merger agreement. To ensure compliance with its obligations under the voting agreement, Flowers has granted Kellogg an irrevocable proxy with respect to its Keebler shares. The approval by Flowers, our controlling stockholder, is the only approval from Keebler stockholders required to approve the merger and adopt the merger agreement.

Opinion of Financial Advisor (See Page 16)

      In making its determination with respect to the merger and the merger agreement, the Keebler special committee considered, among other factors, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, its financial advisor. The Keebler special committee received a written opinion dated October 26, 2000 from Merrill Lynch to the effect that the cash consideration to be received by Keebler stockholders is fair from a financial point of view to such stockholders, other than Flowers, Kellogg and their respective affiliates. The opinion, which is attached as Annex C to this information statement, sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

Regulatory Approvals (See Page 32)

      The merger cannot be completed until the waiting period under the Hart-Scott-Rodino Act, or HSR Act, has expired or been terminated.

Conditions to the Merger (See Page 30)

      The obligation of Keebler and Kellogg to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the merger agreement by Keebler’s stockholders;

•	consummation of the Kellogg/Flowers merger (which condition is deemed satisfied if Flowers’ shareholder approval of the Kellogg/Flowers merger is not received by June 15, 2001, if the special meeting of Flowers’ shareholders held to vote on the Kellogg/Flowers merger (including any adjournment) concludes without approval of the Kellogg/Flowers merger from Flowers’ shareholders having been obtained, or if Flowers fails to perform or comply in any material respect with any obligation, agreement or covenant of Flowers to be performed or complied with under the Kellogg/Flowers merger agreement so that Kellogg’s conditions to consummation of the Kellogg/Flowers merger cannot be satisfied);

•	the absence of any federal, state or foreign statute, rule, regulation, executive order, decree or injunction prohibiting the consummation of the merger;

•	expiration or termination of any applicable waiting period under the HSR Act or any applicable foreign competition laws or regulations;

•	accuracy of the representations and warranties made by the other party to the extent specified in the merger agreement; and

•	performance in all material respects by the other party of the obligations required to be performed by it under the merger agreement at or prior to closing.

      Kellogg’s obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	receipt of all required consents and approvals of governmental entities, except those that, if not received, would not have a material adverse effect on Keebler or Kellogg;

•	the employment agreements with certain members of Keebler’s management, which have already been entered into in connection with the merger, are in full force and effect; and

•	as of immediately prior to the effective time of the merger, holders of not more than 10% of Keebler’s outstanding shares have taken actions under Delaware law to assert appraisal rights.

Termination; Fees (See Page 31)

      Keebler and Kellogg may mutually agree, at any time prior to the completion of the merger, to terminate the merger agreement. In addition, either Keebler or Kellogg may terminate the merger agreement if:

•	the merger has not been completed by June 30, 2001;

•	there is a permanent legal prohibition, including a final and non-appealable court order or injunction, barring the completion of the merger; or

•	the merger agreement is not approved and adopted in accordance with Delaware law by Keebler’s stockholders.

      Kellogg may terminate the merger agreement if:

•	Keebler fails to perform in any material respect any obligation or breaches its representations and warranties under the merger agreement, in each case, such that Kellogg’s conditions in the agreement cannot be satisfied and Keebler fails to cure such breach within 15 business days after receipt of notice from Kellogg;

      Keebler may terminate the merger agreement if:

•	Kellogg fails to perform in any material respect any obligation or breaches its representations and warranties under the merger agreement, in each case, such that Keebler’s conditions in the agreement cannot be satisfied and Kellogg fails to cure such breach within 15 business days after receipt of notice from Keebler;

      Keebler has agreed to pay Kellogg $57.8 million in cash in the event the merger agreement is terminated under the circumstances described under “Merger Agreement — Termination Fees.”

Material U.S. Federal Income Tax Consequences of the Merger (See Page 44)

      The receipt by a Keebler stockholder of cash for Keebler shares will be a taxable transaction for United States federal income tax purposes. A Keebler stockholder generally will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder and the stockholder’s tax basis in the Keebler shares surrendered in the merger. That gain or loss will be a capital gain or loss if the Keebler shares are held as a capital asset by the stockholder. Because the tax consequences of the merger may vary depending upon your particular circumstances, we recommend that you consult with your tax advisor regarding the tax consequences of the merger.

Appraisal Rights (See Page 45)

      You will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger so long as you take all steps necessary to perfect those rights. Section 262 is reprinted in its entirety as Annex D to this information statement.

      You should review Annex D carefully if you want to exercise statutory appraisal rights or wish to preserve your right to do so, because failure to comply strictly with the procedures set forth in Annex D may result in the loss of your appraisal rights. You should not take any action at this time to exercise your appraisal rights. We will send you a notice of appraisal rights at a later date that will describe the timing of any action you will be required to take to exercise your appraisal rights.

Relationship with Flowers Industries

      Flowers is our controlling stockholder, owning shares representing approximately 54% of the outstanding voting stock of Keebler. In addition, five members of Keebler’s Board — Franklin L. Burke, G. Anthony Campbell, Robert P. Crozer, Amos R. McMullian and C. Martin Wood III — serve on the Flowers Board of Directors and a sixth member — Jimmy M. Woodward — is an officer of Flowers. Flowers has entered into a voting agreement with Kellogg in which it has agreed to vote its Keebler shares in favor of the adoption of our merger agreement with Kellogg and approval of our merger with Kellogg, such that approval of any other Keebler stockholder will not be required or sought in connection with the merger.

THE MERGER

General

      The Keebler Board is using this information statement to inform Keebler’s public stockholders about the proposed acquisition of Keebler by Kellogg and the related transactions. The Keebler Board has unanimously approved the merger and the merger agreement.

      The proposed acquisition will occur pursuant to the Agreement and Plan of Merger dated as of October 26, 2000 among Keebler, Kellogg and FK Acquisition Corp., a wholly-owned subsidiary of Flowers. We refer to this agreement as the “merger agreement” or the “Kellogg/ Keebler merger agreement” in this information statement. Under the merger agreement, Keebler will merge with FK Acquisition Corp. or another wholly-owned subsidiary of Kellogg designated by Kellogg and all outstanding shares of Keebler, other than those held by Flowers (except under the circumstances described below where the Kellogg/ Flowers merger is not consummated) or as to which appraisal rights have been properly exercised, will at the effective time of the merger be converted into the right to receive $42.00 in cash per share. The separate existence of the merger subsidiary will cease and Keebler will become a wholly-owned subsidiary of Kellogg.

      Flowers has agreed, as our controlling stockholder, to vote its Keebler shares in favor of the approval and adoption of the merger agreement and approval of the merger. Since Flowers holds approximately 54% of the outstanding voting stock of Keebler and the favorable vote of a majority of the outstanding shares of Keebler stock is required for stockholder approval and adoption of the merger agreement and the merger, no approval by the Keebler public stockholders is required or will be sought. Flowers’ obligation to vote in favor of the merger agreement, and against any competing proposals or transactions, is set forth in the Flowers voting agreement which is described in “Flowers Voting Agreement” and attached as Annex B to this information statement.

Company Information

  Keebler Foods Company

      Keebler and its subsidiaries are the second largest cookie and cracker manufacturer in the United States with annual net sales of $2.7 billion and a 25.4% share of the U.S. cookie and cracker market. We market a majority of our products under well-recognized brands such as KEEBLER, CHEEZ-IT, CARR’S and FAMOUS AMOS. In the United States, we are the number two manufacturer of branded cookies and crackers, the leading licensed supplier of Girl Scout cookies, the number one manufacturer of private label cookies and the number one manufacturer of cookies and crackers for the foodservice market. We are also the leading manufacturer of retail branded ice cream cones in the United States and a major producer of retail branded pie crusts. In addition, we produce custom-baked products for other marketers of branded food products.

  Kellogg Company

      Kellogg, incorporated in Delaware in 1922, and its subsidiaries are engaged in the manufacture and marketing of ready-to-eat cereal and grain-based convenience food products on a worldwide basis. These products are manufactured in 20 countries and marketed in more than 160 countries around the world. Kellogg’s icons, such as Tony the Tiger® and Snap®, Crackle® and Pop® are among the most recognized in advertising. Kellogg’s products are generally marketed under the KELLOGG’S® and MORNINGSTAR FARMS® names and are sold principally to the grocery trade through direct sales forces for resale to consumers. Kellogg uses broker and distribution arrangements for certain products as well as in less-developed market areas. In the United States, in addition to ready-to-eat cereals, Kellogg produces and distributes toaster pastries, frozen waffles, frozen pancakes, crispy marshmallow squares, cereal bars, and meat alternatives. Kellogg also markets these and other convenience food products in various locations throughout the world, including Canada, Mexico, Europe, and Australia.

Background of the Transactions

      During the second half of 1999 and the first four months of 2000, Flowers’ management and the Flowers Board, with the assistance of its financial and legal advisors, considered and evaluated a wide range of strategic alternatives to restructure Flowers with a view toward maximizing value to its shareholders. These discussions arose primarily as a result of the following:

•	adverse operating performance of Flowers due primarily to a mechanical breakdown of newly constructed production facilities at Mrs. Smith’s Bakeries, which significantly impaired Flowers’ earnings for the last three quarters of 1999 and continued to do so in 2000;

•	operational problems at Mrs. Smith’s Bakeries, a subsidiary of Flowers, resulting in significantly increased financial leverage and overshadowing continued good results from Flowers Bakeries, another subsidiary of Flowers, and Keebler;

•	based, among other things, on Flowers’ discussions with its financial advisors, Flowers’ belief that its 54% ownership position in Keebler negatively impacted the market price of Keebler’s stock in part as a result of Flowers’ stated intention to retain its control position in Keebler, thereby limiting the opportunity for market price appreciation, particularly as the food industry began to be characterized by increasing consolidation;

•	Flowers’ limited financial flexibility due to its practical inability to access Keebler’s cash flows; and

•	commencing in the first half of 2000, the food industry was experiencing a surge of consolidation, as evidenced by The Philip Morris Companies Inc.’s acquisition of Nabisco Holdings Corp., Unilever N.V.’s acquisition of Bestfoods and ConAgra Foods, Inc.’s acquisition of International Home Foods, Inc.

      Beginning in May 2000, Flowers, with its financial, legal and accounting advisors, explored a number of alternatives that could capitalize on the industry consolidation trend, eliminate any potential negative consequences of Flowers’ majority ownership of Keebler, reduce Flowers’ financial leverage and maximize the value of the Keebler investment in a tax-efficient manner. These alternatives included:

•	a reverse merger of Flowers into Keebler;

•	a sale of Flowers; and

•	a direct sale of Flowers’ shares of Keebler stock.

      The reverse merger or the sale of Flowers in its entirety, which would have included Flowers’ traditional bakery businesses, were both viewed by Flowers as unattractive because the Flowers Board believed that those structures did not present the opportunity to maximize shareholder value inasmuch as the Flowers Board believed it was not an optimal time to sell its traditional bakery operations. The direct sale of Flowers’ shares of Keebler stock was not considered to be optimal by Flowers because of the significant corporate tax burden on Flowers that such a sale would create. As a result of these factors, Flowers determined to explore a transaction in which Flowers’ operating divisions (Flowers Bakeries and Mrs. Smith’s Bakeries) would be spun off to Flowers’ shareholders in a taxable distribution and, as part of the same transaction, Flowers, whose primary asset would then be its shares of Keebler stock, would be sold in a transaction structured as a merger. This was viewed by Flowers as a transaction that would maximize the return for Flowers’ shareholders on its investment in Keebler while also reducing the financial leverage burden for the spun-off bakery businesses. Flowers’ management, with the assistance of its advisors, analyzed and developed this structure during May and June 2000.

      On June 28, 2000, the Flowers Board met with representatives of Morgan Stanley & Co. Incorporated and UBS Warburg LLC, and with Jones, Day, Reavis & Pogue, its legal counsel. After a lengthy discussion of all of the alternatives available to Flowers to maximize shareholder value, the Flowers Board authorized further exploration of the combined spin-off and merger transaction and the formal engagement of Morgan Stanley and UBS Warburg, and determined to inform senior management and the independent directors of Keebler of the proposed course of action. Flowers’ Board’s determination to engage two financial advisors was based on, among other things, a long-standing relationship with Morgan Stanley, both advisors’ involvement in previous transactions involving Flowers and Keebler and knowledge regarding Keebler, and their skills and expertise in merger and acquisition transactions, particularly in the food industry.

      On July 6, 2000, Robert P. Crozer, vice chairman of the Flowers Board and chairman of the Keebler Board, met with Sam K. Reed, president and chief executive officer of Keebler, along with other members of Keebler’s senior management, and outlined the proposed transaction and addressed questions regarding Flowers’ plans.

      On July 10, 2000, Keebler requested that Merrill Lynch provide the entire Keebler Board (including Messrs. Burke, Campbell, Crozer, McMullian, Wood and Woodward who are also officers or directors of Flowers) with an independent assessment of food industry valuations and consolidation.

      On July 12, 2000, the Keebler Board held a meeting at which Morgan Stanley and UBS Warburg met with the Keebler Board and discussed the alternatives available to Keebler to maximize Keebler stockholder value. At that same meeting, Merrill Lynch discussed the food industry and recent consolidations and gave a preliminary overview of valuation and potential buyers. Keebler management also made a presentation to the Keebler Board regarding the current and future prospects of Keebler and the attractiveness of Keebler to potential buyers, which presentation concluded that the potential sale of Keebler presented the possibility of an opportunity to maximize stockholder value and should be pursued.

      On July 18, 2000, the entire boards of Flowers and Keebler met separately and each authorized its management team and advisors to proceed with the exploration of alternatives, including the possible sale of Keebler, and the Flowers Board authorized the further consideration of the related spin-off of Flowers’ bakery businesses to Flowers’ shareholders. The entire Keebler Board engaged Davis Polk & Wardwell to counsel it with respect to the exploration of strategic alternatives and a potential sale of Keebler. On that date, Flowers and Keebler jointly issued a press release announcing that each of their respective boards of directors had directed its management to explore strategic alternatives to maximize shareholder value. Flowers also announced that it had engaged Morgan Stanley and UBS Warburg as its financial advisors.

      On July 19, 2000 Keebler formally engaged Merrill Lynch as its financial advisor in connection with any proposed business combination involving Keebler.

      In the second half of July 2000, Flowers’ management, assisted by its financial and legal advisors, and in conjunction with Keebler, began to prepare for and to conduct an auction process for the sale of Flowers and Keebler, with the assumption that the proposed spin-off would be completed in connection with such a sale. At Flowers’ instruction, Flowers’ financial advisors contacted 12 potential bidders. Confidentiality agreements were sent to a number of these parties, and six confidentiality agreements were signed by prospective bidders over the following weeks. In particular, a confidentiality agreement was signed by Kellogg on July 24, 2000. After the confidentiality agreements were signed, informational packages were sent to potential bidders.

      By August 28, 2000, preliminary indications of interest were received from Kellogg and one other bidder. Those two parties, as well as an additional potential bidder who had not submitted a preliminary indication of interest, were invited to pursue further due diligence investigations, including presentations by Keebler management and more in-depth access to due diligence materials, including non-public information provided in accordance with the terms of the confidentiality agreements. The due diligence investigations for these three parties began in early September and continued for several weeks.

      During August and September, Flowers’ legal, financial and accounting advisors participated in due diligence, corporate structuring and tax and accounting analyses to refine a transaction structure in which, following the proposed spin-off of its bakery businesses, Flowers would consist primarily of its 54% stake in Keebler and a portion of its currently existing debt.

      Beginning on September 27, 2000, draft transaction agreements were sent to the three potential bidders, consisting of forms of merger agreements for the mergers of Flowers and Keebler into separate subsidiaries of a bidder, a voting agreement committing Flowers to vote its shares of Keebler stock in favor of a Keebler merger if the shareholders of Flowers approved a Flowers merger agreement and a distribution agreement relating to the spin-off. Flowers did not enter into negotiations with any of the three potential bidders at that time.

      During the week of October 9, 2000, Flowers’ financial advisors informed Kellogg that it should be prepared to submit its final bid on October 18, and that Kellogg would be informed of the actual deadline on that date. In addition, Flowers’ financial advisors informed the other two potential bidders that they should be prepared to submit a final bid towards the end of the week of October 15.

      On October 10, 2000, the Flowers Board held a brief meeting at which Flowers’ management reported on the status and prospects of the auction process. On October 12, 2000, separate meetings of the entire boards of Flowers and Keebler were held at which each Board was updated by its legal and financial advisors on the status of the auction and related matters. In addition, at its October 12 meeting, the Keebler Board formed a special committee, comprised of Melvin Stith, Wayne H. Pace and Johnston C. Adams, none of whom is an officer or director of Flowers, for the purpose of evaluating any transaction involving Keebler.

      On October 12, 2000, at a meeting of the Keebler special committee, the special committee appointed Melvin Stith as chairman and engaged Davis Polk & Wardwell as legal counsel to the Keebler special committee. At this meeting, Davis Polk & Wardwell advised the Keebler special committee on its legal duties and responsibilities in connection with the proposed transaction. The Keebler special committee also considered the selection of Merrill Lynch as financial advisor to the Keebler special committee but deferred a decision on the matter.

      During the week of October 16, informal updating conferences were held with the Flowers Board and the financial advisors continued their discussions with Kellogg and the other two potential bidders.

      On October 18, Kellogg submitted an offer to purchase all of the capital stock of Keebler. The offer reflected Kellogg’s acceptance of the spin-off and merger structure proposed by Flowers, stated that it was fully financed and provided a price of $41.00 per share in cash to the public stockholders of Keebler and a pricing formula for the Flowers’ shareholders which valued the Keebler shares owned by Flowers at the same $41.00 per share cash price. The pricing formula proposed by Kellogg reduced the aggregate consideration to be paid to all shareholders of Flowers (which was based on the 46,197,466 shares of Keebler stock owned by Flowers multiplied by $41.00 per share) by all indebtedness, liabilities, costs and expenses which would remain the responsibility of Flowers at the effective time of the Kellogg/ Flowers merger, as well as any estimated tax on the gain to be recognized by Flowers as a result of the spin-off and all costs and expenses (including interest, prepayment penalties and premium) which would be incurred to retire any indebtedness retained by Flowers. At that time, Kellogg also proposed a form of voting agreement that, in contrast to the form of voting agreement that Flowers had proposed, required Flowers to agree to vote its shares of Keebler stock in favor of the Kellogg/ Keebler merger, whether or not the shareholders of Flowers approved and adopted the Flowers/ Kellogg merger and irrespective of whether the Kellogg/Flowers merger was completed. The Kellogg offer set a deadline of October 25 for entering into definitive agreements.

      On October 18, 2000, Flowers’ financial advisers informed the two other potential bidders that the deadline for submission of bids, including definitive forms of transaction agreements and evidence of any financing commitments, if financing was required, was October 20. On October 20, 2000, a written preliminary indication of interest was submitted by one of the two other potential bidders. The indication was not a firm offer and referenced financial terms that were lower than those offered in Kellogg’s firm offer. In a telephone call to one of Flowers’ financial advisors, the potential bidder that submitted the preliminary indication then indicated that it was considering forming a strategic partnership for purposes of making a bid. Flowers’ financial advisers indicated that any such bid should be in compliance with the bid instructions previously given by the financial advisors and should be submitted as soon as possible.

      At a Saturday, October 21 meeting, the Keebler special committee formally engaged Merrill Lynch as its financial advisor and received an update from Merrill Lynch on the status of the auction and an overview of the terms of the Kellogg offer and the preliminary indication of interest received from one of the other potential bidders. Also on October 21, Flowers’ financial advisors commenced discussions with representatives of Kellogg regarding the terms of the Kellogg proposal.

      On Sunday, October 22, the potential bidder that had submitted the preliminary indication of interest on October 20 delivered another written preliminary indication of interest to Flowers’ financial advisors which stated that the potential bidder was in the process of putting together a joint bid with the other potential bidder. The preliminary indication of interest referenced a potential valuation for Keebler of $44.00 a share. This indication was not a firm offer, did not provide confirmation that financing for the potential bid had been committed and did not contain any suggested forms of transaction agreements, as specifically instructed by Flowers’ financial advisors. The indication was further subject to legal and accounting due diligence, satisfactory meetings with Keebler management, finalization of agreements among the joint bidders, and approval of the bidders’ respective boards. Flowers’ financial advisors responded by advising the potential bidder that this preliminary indication of interest was deficient and stating that, in view of the late stage of the auction process, any bid should be submitted immediately and should include definitive forms of transaction agreements and evidence of financing sources, as previously specifically instructed. No joint or individual bid was submitted by either of these potential bidders.

      Also on October 22, Flowers’ Board met with its financial and legal advisors. Representatives of UBS Warburg and Morgan Stanley discussed the background and details of the auction process, the Kellogg offer and the preliminary indication of interest received on October 22, and Jones Day advised the Flowers Board with respect to its legal duties in considering the results of the auction process and legal aspects of the Kellogg proposal and the preliminary, and conditional, indication of interest received from the other potential bidder. After extensive questioning and discussion, the Flowers Board instructed Flowers’ management, along with Flowers’ financial and legal advisors, to proceed with negotiations with Kellogg for the acquisition of Keebler and Flowers, after it spun off its traditional bakery businesses, subject to final approval by the Flowers Board. In so acting the Flowers Board considered that the Kellogg offer was firm and contained all details to Flowers Board had requested for its evaluation. In contrast, the preliminary indications of interest involving the other potential bidder contained a number of conditions that would need to be satisfied before a firm offer could be submitted for the Flowers Board evaluation, despite the fact that Flowers’ financial advisors had repeatedly provided bidding instructions to potential bidders (which were not followed) and the auction process had been announced three months earlier.

      On the same day, the Keebler special committee met with its financial and legal advisors to receive an update on the auction process and an overview of the terms of the Kellogg offer and the joint preliminary indication of interest received on October 22.

      During the afternoon and evening of Sunday, October 22 and the morning of Monday, October 23, Flowers’ financial advisors met with representatives of Kellogg to negotiate an improved bid. As a result of those negotiations, the Kellogg representatives stated that Kellogg would be prepared to increase its bid to $42.00 per share if the parties could come to agreement quickly on the other terms outlined in Kellogg’s October 18 proposal and if Flowers would commit to a period of exclusive negotiations with Kellogg. Further, Kellogg representatives advised Flowers that Kellogg would not be interested in pursuing a transaction unless definitive agreements could be reached by Thursday, October 26. After considering this proposal in light of the fact that no other firm offers had been submitted in the auction process, Flowers agreed to execute a letter to Kellogg committing not to negotiate with another party for the sale of itself or Keebler until Monday, October 30, and to report any unsolicited inquiry or proposal immediately to Kellogg. One contact from each of the two potential bidders was made and promptly reported to Kellogg, one on October 23 and one on October 24. No financial terms were proposed and no bid was ever submitted by either potential bidder after making those contacts.

      On Monday, October 23, the Keebler special committee met with its financial and legal advisors to receive a further update on the revised terms of the Kellogg offer, the status of the auction process and the joint preliminary indication of interest received on October 22.

      On Tuesday, October 24, Kellogg and Flowers continued negotiating the terms of the definitive agreements, with particular emphasis on the provisions relating to Flowers’ commitment to vote its shares of Keebler stock in favor of a Kellogg/ Keebler merger and the formula which would determine the amount of cash payable to each Flowers shareholder. Although Flowers’ Board resisted entering into the form of voting agreement as proposed by Kellogg because of the potential for negative tax consequences to shareholders of Flowers under certain circumstances, in the course of negotiations to obtain a higher price per share of Keebler stock, Kellogg required Flowers to accept its form of voting agreement. Representatives and advisors of Keebler, the Keebler special committee and Kellogg were simultaneously negotiating the terms of the definitive agreement for the merger of Keebler and Kellogg. In addition, Sam K. Reed, president and chief executive officer of Keebler, met with Carlos Gutierrez, chairman and chief executive officer of Kellogg, for the purpose of discussing the terms of employment agreements to be offered to some members of Keebler’s management following the transaction, inasmuch as Kellogg was requiring that key executive officers of Keebler enter into employment agreements with Kellogg as a condition of Kellogg’s willingness to proceed with the transaction. The Flowers Board and the Keebler special committee each met and received updates from their financial and legal advisors during the day.

      On Wednesday, October 25, negotiations continued among representatives of Flowers, the Keebler special committee and Kellogg, and their respective legal advisors on the terms of the transaction documents, and among the financial advisors on business and financial terms of the transaction. In particular, management and the legal advisors for the parties (including for the Keebler special committee) negotiated the final terms of the definitive agreements, including the provisions of the voting agreement, covenants, conditions to closing and termination fees. In addition, the law firm of Vedder, Price, Kaufman and Kammholtz, legal counsel to Keebler’s management, and representatives of Kellogg management negotiated the terms of the employment arrangements to be offered to some members of Keebler’s management in connection with the transaction.

      During the morning of October 25, 2000, the Keebler special committee received an update from its financial and legal advisors. During the evening of October 25, the Flowers Board again received a report from its advisors on the status of negotiations. Also during that evening, the Keebler special committee met in person with its financial and legal advisors. Davis Polk & Wardwell again advised the Keebler special committee on its legal duties and responsibilities and then made presentations regarding the structure of the transaction and the key terms and conditions of the Kellogg/Keebler merger agreement, the Kellogg/Flowers merger agreement, the voting agreement and the distribution agreement. Merrill Lynch then reviewed the auction process and the structure and key terms of the transaction from a financial point of view. Upon completion of this meeting, a meeting of the entire Keebler Board was held. At that meeting, Davis Polk & Wardwell and Merrill Lynch made presentations similar to those made at the preceding Keebler special committee meeting and presentations were also made by the management of Keebler. In addition, presentations were made by UBS Warburg and Morgan Stanley on the conduct and results of the auction process. Following the Keebler Board meeting, the Keebler special committee again met with its legal and financial advisors to discuss the proposed transaction with Kellogg.

      Following the meetings of the Flowers and Keebler Boards and Keebler’s special committee, negotiations continued among representatives of Flowers, the Keebler special committee, Keebler and Kellogg, and their respective legal advisors, on the terms of the transaction documents, and among the financial advisors on the business and financial terms of the documents. During the evening of October 25 and early morning of October 26, the parties finalized the remaining financial terms. Agreement was reached on the pricing formula for Flowers’ merger agreement, including Kellogg’s agreement that the first $16 million of transaction-related expenses for which Flowers would be responsible would not reduce the consideration payable to the Flowers shareholders. The parties also agreed that Keebler would declare and pay a $16 million special cash dividend to its stockholders, including Flowers, immediately prior to the Kellogg/Keebler merger.

      On Thursday, October 26, the Flowers Board met to give final consideration to the transaction. Jones Day and Flowers’ general counsel, G. Anthony Campbell, made presentations regarding the terms and conditions of the Kellogg/Flowers merger agreement, the voting agreement, the distribution agreement and the Kellogg/ Keebler merger agreement. Each of UBS Warburg and Morgan Stanley delivered its oral opinion to the Flowers Board, each of which was confirmed in writing, that as of that date and based upon and subject to the matters in each opinion, the consideration to be received by Flowers’ shareholders in the Kellogg/Flowers merger is fair, from a financial point of view, to Flowers’ shareholders. By the unanimous vote of all directors present (one non-employee director was not available to participate), the Flowers Board then concluded that the Kellogg/Flowers merger agreement and the Kellogg/Flowers merger were fair to, and in the best interests of, Flowers’ shareholders and approved the Kellogg/Flowers merger agreement, the voting agreement and the distribution agreement and approved the other matters that were necessary to authorize the transaction with Kellogg.

      Later that morning after the Flowers Board met, the Keebler special committee met with its financial and legal advisors and received a similar update on the negotiations that had taken place since the prior special committee meeting and an oral opinion from Merrill Lynch, its financial advisor, that was later confirmed in writing, to the effect that, as of that date, subject to the assumptions and qualifications set forth in the opinion, the cash consideration to be received by Keebler’s stockholders pursuant to the Kellogg/Keebler merger is fair from a financial point of view to such stockholders, other than Flowers, Kellogg and their respective affiliates. The special committee then unanimously adopted a resolution concluding that the Kellogg/Keebler merger and the Kellogg/Keebler merger agreement are fair to, and in the best interests of, the Keebler stockholders (other than Flowers, about which the Keebler special committee made no determination). Upon completion of the Keebler special committee meeting, a meeting of the entire Keebler Board was held. At the Keebler Board meeting, an update similar to the one provided to the Keebler special committee was provided by Davis Polk & Wardwell and Merrill Lynch reviewed with the Keebler Board the opinion it had delivered to the Keebler special committee. The Keebler Board then unanimously determined that the Kellogg/Keebler merger agreement and the transactions contemplated by it are fair to, and in the best interests of, Keebler’s stockholders, and recommended that Keebler’s stockholders approve and adopt the Kellogg/Keebler merger agreement and the merger.

      Definitive agreements were executed on the morning of October 26, and press releases announcing the transaction were issued by Kellogg and Flowers later that day.

Keebler’s Reasons for the Merger; Conclusion of the Keebler Special Committee and Recommendation of the Keebler Board

      Both the Keebler special committee and the Keebler Board, at separate meetings held on October 26, 2000, unanimously determined that the Kellogg/Keebler merger and the Kellogg/Keebler merger agreement are fair to and in the best interests of Keebler’s stockholders (other than Flowers with respect to the determination by the special committee). The Keebler Board has unanimously approved and adopted the merger and the merger agreement and the Flowers Board has approved the Flowers voting agreement, the Kellogg/Flowers merger agreement and the distribution agreement.

      In the course of determining that the Kellogg/Keebler merger and the Kellogg/Keebler merger agreement are fair to and in the best interest of Keebler’s stockholders (other than Flowers), the Keebler special committee consulted with Keebler’s management, as well as its financial and legal advisors and considered a number of factors in making its determination, including:

(1)	the fact that Flowers, our controlling stockholder, determined that it was advantageous for Flowers to sell its stake in Keebler and that Keebler’s management believed that it was the appropriate time for a sale of Keebler to occur because Keebler’s ability to participate in the industry’s recent consolidation activity in the future may be limited due to Keebler’s existing capitalization and, given Keebler’s favorable financial performance, that there were no assurances as to when another favorable opportunity to sell Keebler would arise;

(2)	the broad scope of the auction for Keebler conducted by Flowers and its financial and legal advisors, in conjunction with Keebler, which involved contacting all parties that were believed likely to have a potential interest and providing substantial due diligence information to prospective bidders;

(3)	recent consolidation activity in the industry in which Keebler operates, such as the acquisition of Nabisco Holdings Corp. by Philip Morris Companies, Inc., the acquisition of Bestfoods by Unilever N.V. and the acquisition of International Home Foods, Inc. by ConAgra Foods, Inc., which was believed to be indicative of a heightened level of interest among industry participants in strategic acquisitions, and which also affected the relative competitive position of Keebler in the industry. These acquisitions, as well as certain other acquisitions some of which had occurred a number of years ago, were analyzed by Merrill Lynch in arriving at its opinion, were presented by Merrill Lynch to the Keebler special committee and were considered by the Keebler special committee in making its determination;

(4)	the Keebler special committee’s familiarity with, and information provided by Keebler’s management, as to the business, financial condition, results of operations, current business strategy and future prospects of Keebler, the nature of the markets in which Keebler operates and Keebler’s position in such markets;

(5)	the historical and current market prices for the Keebler common stock (including those historical market prices provided to the Keebler special committee by Merrill Lynch, financial advisor to the Keebler special committee, and described under “Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated — Historical Trading Performance”) relative to Keebler’s strategic and other alternatives;

(6)	the fact that the merger consideration of $42.00 in cash per Keebler share represented a premium of approximately 7% over the closing price of Keebler stock on October 25, 2000, the day prior to the announcement of the transaction, a premium of approximately 19% over the closing price of Keebler stock on July 18, 2000, the day prior to the announcement by Flowers and Keebler that strategic alternatives would be explored to maximize shareholder value and a premium of approximately 73% over the closing price of Keebler stock on March 13, 2000, the day that Nabisco Group Holdings adopted a rights agreement in response to actions taken by Carl Icahn, which coincided with the commencement of trading price increases due to expectations of food industry consolidation. As described under “Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated — Historical Trading Performance,” Merrill Lynch performed an analysis of the historical trading performance of the Keebler common stock, relative to various per share offer prices, for various periods ending on July 17, 2000, the day immediately preceding the public announcement by Keebler that strategic alternatives would be explored. The Keebler special committee did not question Merrill Lynch’s selection of July 17, 2000 as the end date for such periods. However, the Keebler special committee did recognize that the selection by Merrill Lynch of such date, rather than March 13, 2000, reflected a more conservative approach to such analysis because the price of the Keebler common stock increased after March 13, 2000 for the reasons described above and thus the premium represented by the various per share offer prices to such trading prices decreased. The Keebler special committee also considered the fact that the merger consideration of $42.00 per Keebler share represented a discount of 8.6% to the highest average daily trading price of the Keebler common stock for the period from July 18, 2000 to October 24, 2000, which was $45.94 on September 5, 2000;

(7)	the Keebler special committee’s understanding, based on the negotiations between Flowers and Kellogg, that the merger consideration of $42.00 per share represented the highest price that Kellogg would be willing to pay in acquiring Keebler shares;

(8)	the Keebler special committee’s belief that the preliminary indication of interest received from one of the other potential bidders — which was expressed in general terms, was subject to additional due diligence, negotiation of joint arrangements between the two potential bidders and approval of their respective boards of directors, and which did not provide confirmation that financing had been committed or contain suggested forms of definitive agreements as had been required by Flowers’ financial advisors — was too uncertain and undefined to risk losing the specificity and greater certainty of the firm offer from Kellogg, which required that definitive agreements be entered into by October 26;

(9)	the fact that the Keebler shares owned by Flowers were being valued, for purposes of the pricing formula in the Kellogg/Flowers merger agreement, at the same $42.00 price as the shares of Keebler owned by Keebler’s public stockholders;

(10)	the opinion of Merrill Lynch that, as of October 26, 2000 and based upon and subject to the matters stated in the opinion, the cash consideration to be received pursuant to the merger by the stockholders of Keebler is fair from a financial point of view to such stockholders, other than Flowers, Kellogg and their respective affiliates;

(11)	the fact that the merger agreement and the merger, as well as the related agreements, were the product of arm’s-length negotiations with Kellogg, and that no member of the special committee was employed by or affiliated with Keebler or Flowers, except as a director of Keebler;

(12)	the fact that the merger agreement did not include a financing condition and the Keebler special committee’s conclusion, based on consultation with its financial advisor and information provided by Kellogg, that Kellogg could reasonably finance the consideration to be paid to Keebler’s stockholders in the Kellogg/Keebler merger and to Flowers shareholders in the Kellogg/Flowers merger;

(13)	the lack of any required approval by Kellogg stockholders to complete the merger;

(14)	the ability of Keebler and Kellogg to complete the merger if Flowers’ shareholder approval of the Kellogg/Flowers merger is not received by June 15, 2001, if the special meeting of Flowers shareholders held to vote on the Kellogg/Flowers merger (including any adjournment) concludes without approval of the Kellogg/Flowers merger from Flowers’ shareholders having been obtained, or if Flowers fails to perform or comply in any material respect with any obligation, agreement or covenant of Flowers to be performed or complied with under the Kellogg/Flowers merger agreement so that Kellogg’s conditions to consummation of the Kellogg/Flowers merger agreement cannot be satisfied;

(15)	the conclusion that the terms and conditions of the Kellogg/Flowers merger agreement and voting agreement were reasonable and necessary to accomplish the transaction with Kellogg;

(16)	the fact that the merger agreement is required to be submitted to Keebler stockholders even if the Keebler Board withdraws or changes its recommendation and the fact that, because Flowers is required to vote all of its Keebler shares in favor of the merger agreement, Keebler stockholder approval of the merger is assured; and that this would likely discourage other potentially interested third parties, if any, from proposing an alternative or superior transaction to Keebler and prevent Keebler from engaging in any such transaction if proposed; and

(17)	the recognition that, following consummation of the merger, the current stockholders of Keebler will no longer be able to participate in any increases or decreases in the value of Keebler’s businesses and properties.

      In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Keebler special committee did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. The Keebler special committee relied on the experience and expertise of Merrill Lynch, its financial advisor, for quantitative analysis of the financial terms of the merger, as described under “Opinion of Financial Advisor.” In addition, the Keebler special committee did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the special committee conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Keebler’s management and the Keebler special committee’s legal and financial advisors. In considering the factors described above, individual members of the Keebler special committee may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the Kellogg/Keebler merger agreement.

      The Keebler Board consists of ten members, three of whom served on the Keebler special committee. At the October 26 meeting of the Keebler Board, the Keebler special committee, with the participation of representatives of its legal and financial advisors, Davis Polk & Wardwell and Merrill Lynch, respectively, reported to the entire Keebler Board on its review of the merger agreement and the merger. The Keebler Board considered the conclusions and recommendations of the Keebler special committee. Furthermore, the Keebler Board considered the fact that the Keebler special committee received a fairness opinion from Merrill Lynch together with the other factors enumerated above which were considered by the special committee. The Keebler Board believes that these factors support its fairness determination.

      In addition, the Keebler special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to Keebler stockholders (other than Flowers) and to permit the Keebler special committee to represent effectively the interests of Keebler stockholders (other than Flowers) including:

•	the Keebler special committee consisted entirely of non-employee independent directors who acted to represent solely the interests of the Keebler stockholders other than Flowers;

•	the Keebler special committee retained and received advice from its independent legal counsel, Davis Polk & Wardwell;

•	the Keebler special committee was advised by and received the opinion of its financial advisor, Merrill Lynch; and

•	the availability of appraisal rights under Delaware law for Keebler stockholders, which rights are described under “Appraisal Rights.”

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

      On July 19, 2000, Keebler retained Merrill Lynch to act as its financial advisor with respect to a possible business combination involving Keebler. On October 17, 2000, following the formation of the Keebler special committee, the engagement was amended to provide that Merrill Lynch would act only as the financial advisor to the Keebler special committee. As part of the engagement, the Keebler special committee requested that Merrill Lynch consider whether the cash consideration to be received by Keebler’s stockholders pursuant to the merger was fair from a financial point of view to such stockholders, other than Flowers, Kellogg and their respective affiliates. There were no limitations placed on the scope of Merrill Lynch’s review except that Merrill Lynch was not authorized to solicit third-party indications of interest. The Keebler special committee retained Merrill Lynch to act as its financial advisor in connection with the merger because Merrill Lynch is a leading investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes. Merrill Lynch has in the past performed investment advisory and/or corporate finance services for Keebler.

      At a meeting of the Keebler special committee on October 26, 2000, Merrill Lynch rendered its oral opinion to the Keebler special committee, subsequently confirmed in writing as of October 26, 2000, on which opinion all directors of the Keebler Board are permitted to rely, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of their review, as set forth in their opinion, the cash consideration to be received by Keebler’s stockholders pursuant to the merger is fair from a financial point of view to such holders, other than Flowers, Kellogg and their respective affiliates.

      The full text of Merrill Lynch’s opinion, which sets forth material information relating to Merrill Lynch’s opinion that the cash consideration to be received by Keebler’s stockholders pursuant to the merger was fair from a financial point of view to such stockholders, other than Flowers, Kellogg and their respective affiliates, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex C to this information statement and is incorporated by reference. This description of Merrill Lynch’s opinion should be reviewed together with the full text of the opinion, and you are urged to read the opinion and consider it carefully. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. Merrill Lynch has consented to the inclusion of its opinion in its entirety in this information statement.

      Merrill Lynch’s opinion is addressed to the Keebler special committee (and all directors of the Keebler Board are permitted to rely on Merrill Lynch’s opinion) and evaluated only the fairness, from a financial point of view, of the cash consideration to be received by Keebler’s stockholders pursuant to the merger to such stockholders, other than Flowers, Kellogg and their respective affiliates. The terms of the merger, including the merger consideration, were determined through negotiations between Flowers, Kellogg, Keebler and the Keebler special committee, and were not determined by Merrill Lynch. Merrill Lynch’s opinion does not address the merits of the underlying decision to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how to vote on the merger or any matter related to the merger.

      In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Keebler that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Keebler;

•	conducted discussions with members of senior management of Keebler concerning the matters described in the two clauses above;

•	reviewed the market prices and valuation multiples for the Keebler shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Keebler and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain limited discussions among representatives of Keebler, Flowers, and Kellogg and their respective legal and financial advisors;

•	reviewed a draft dated as of October 26, 2000 of the merger agreement between Kellogg and Keebler; a draft dated as of October 26, 2000 of the merger agreement between Kellogg and Flowers; a draft dated as of October 26, 2000 of the distribution agreement between Flowers and Flowers Foods; and a draft dated as of October 26, 2000 of a voting agreement to be entered into between Flowers and Kellogg; and

•	reviewed such other financial studies and analysis and took into account such other matters Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Keebler or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct, nor has Merrill Lynch conducted, any physical inspection of the properties or facilities of Keebler. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Keebler, Merrill Lynch has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgement of the Keebler’s management as to the expected future financial performance of Keebler. Merrill Lynch has assumed that Flowers, and its subsidiaries (other than Keebler), do not have any material liabilities after giving effect to the distribution, but prior to the consummation of the merger between Flowers and Kellogg, other than that which has been disclosed to Merrill Lynch. Finally, Merrill Lynch assumed that the final form of the merger agreements, distribution agreement and voting agreement are substantially similar to the last drafts reviewed by them. Merrill Lynch subsequently confirmed that the differences between the executed agreements and the drafts reviewed by them at the time it rendered its opinion would not have changed its opinion.

      Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of October 26, 2000, the date of the opinion.

      Morgan Stanley & Co. Incorporated and UBS Warburg LLC were responsible for the bidding process with respect to the acquisition of Keebler. Merrill Lynch was not involved in and did not participate in the bidding process for Keebler or its design or implementation. Merrill Lynch has, however, reviewed with Morgan Stanley & Co. Incorporated and UBS Warburg LLC their process of soliciting indications of interest and bids, including the identity of the third parties contacted and the indications of interest and bids submitted as well as the discussions held between Morgan Stanley & Co. Incorporated and UBS Warburg LLC and those parties. Merrill Lynch was not authorized by Keebler, its Board of Directors, or the special committee of the Board of Directors of Keebler, to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Keebler.

      In accordance with customary investment banking practice, Merrill Lynch employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial and comparative analyses utilized by Merrill Lynch in arriving at its opinion.

      Historical Trading Performance:  Merrill Lynch reviewed the historical trading averages for Keebler common stock from their initial public offering on January 29, 1998 to July 17, 2000, the day immediately preceding the public announcement of the exploration of strategic alternatives regarding Keebler. The following chart summarizes Merrill Lynch’s results:

		Percent Premium of
	Price	$42 Cash Consideration

Price as of 10/24/00	$39.06	7.5%

Unaffected Prices (as of July 17, 2000):

One Day Prior	$34.06	23.3%

52-Week High	39.25	7.0

52-Week Low	21.88	92.0

Prior Month Average	37.03	13.4

Prior 6 Month Average	30.31	38.6

Prior Year Average	29.80	40.9

      Selected Comparable Publicly Traded Companies Analysis: Merrill Lynch compared certain financial and operating ratios for Keebler with the corresponding financial and operating ratios for a group of publicly traded companies engaged primarily in the food industry that Merrill Lynch deemed to be comparable to Keebler because these companies are similar large-cap publicly traded branded food companies. For the purpose of its analyses, the following companies were used as companies comparable to Keebler:

•	Campbell Soup Co.

•	General Mills

•	H.J. Heinz Co.

•	Kellogg Co.

•	Quaker Oats Co.

•	Danone Groupe

•	Nestle

•	Unilever

      For each of the comparable companies, Merrill Lynch calculated stock price as a multiple of estimated earnings per share for the calendar years ended 2000 and 2001. This analysis resulted in the following relevant ranges for the comparable companies:

Price per Share as a Multiple
of Earnings per Share

	2000 E	2001 E

High	30.0x	27.4x

Low	14.0x	12.8x

Mean	19.8x	18.3x

Keebler (10/24/2000)	21.1x	18.8x

Keebler (7/17/2000)	18.4x	16.4x

Based on the foregoing, Merrill Lynch determined a reference range for an implied value per share of $27.00 to $41.50.

      Merrill Lynch also calculated the market capitalization value of each of the public comparables as a multiple of the latest twelve months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and as a multiple of the latest twelve months earnings before interest and taxes, commonly referred to as EBIT. This analysis resulted in the following relevant ranges for the comparable companies:

Market Capitalization as a
Multiple of the Latest Twelve
Months (“LTM”)

	EBIT	EBITDA

High	19.1x	13.0x

Low	10.2x	8.1x

Mean	13.2x	10.2x

Keebler (10/24/2000)	12.9x	9.9x

Keebler (7/17/2000)	11.6x	8.9x

Based on the foregoing, Merrill Lynch determined a reference range of an implied value per share of $34.75 to $41.75.

      To calculate the trading multiples utilized in the analysis of selected comparable publicly traded companies, Merrill Lynch used publicly available information concerning the historical and projected financial performance of the comparable companies, including public historical financial information and consensus analysts’ earnings estimates.

      None of the comparable companies is, of course, identical to Keebler. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading volume of the comparable companies, as well as that of Keebler.

      Selected Comparable Transactions Analysis. Using publicly available information, Merrill Lynch considered selected transactions in the food industry that Merrill Lynch deemed to be relevant because these transactions were similar in size and/or involved companies in the branded food industry. Merrill Lynch selected a large number of transactions for its analysis, some of which occurred a number of years ago, because these were significant transactions within the branded food industry. Specifically, Merrill Lynch reviewed the following transactions which it deemed to be comparable:

•	Cadbury Schweppes PLC’s acquisition of Snapple Beverage Group, Inc. in September 2000;

•	Pillsbury Co.’s merger with General Mills Inc. in July 2000;

•	Nabisco Holdings Corp.’s merger with Philip Morris Cos Inc. in June 2000;

•	Bestfoods’ merger with Unilever PLC in June 2000;

•	International Home Foods Inc.’s merger with ConAgra Inc. in June 2000;

•	Unilever NV’s acquisition of Slim-Fast Foods Co. in April 2000;

•	United Biscuits PLC’s merger with Finalrealm in February 2000;

•	McKesson Water Products Co.’s merger with Danone Group in January 2000;

•	Procter & Gamble Co.’s acquisition of IAMS Co. in August 1999;

•	Tropicana Products, Inc.’s merger with PepsiCo, Inc. in July 1998;

•	Pet Inc.’s merger with Grand Metropolitan PLC in January 1995;

•	Gerber Products Co.’s merger with Sandoz Ltd. in May 1994;

•	Campbell Soup Co.’s acquisition of Pace Food in November 1994;

•	Borden Inc.’s merger with Kohlberg Kravis Roberts & Co. in September 1994;

•	Snapple Beverage Corp.’s merger with Quaker Oats Co. in November, 1994;

•	Campbell Soup Co.’s acquisition of Arnotts Biscuits Ltd. in October 1992;

•	Philip Morris Inc.’s acquisition of Freia Marabou A.S. in September 1992;

•	Philip Morris Inc.’s acquisition of Jacobs Suchard AG in June 1990;

•	Kraft Inc.’s merger with Philip Morris, Inc. in October 1988;

•	Pillsbury Co.’s merger with Grand Metropolitan PLC in October 1988; and

•	RJR Nabisco Inc.’s merger with Kohlberg Kravis Roberts & Co. in December, 1988;

      Using publicly available information concerning historical financial performance, Merrill Lynch calculated the transaction values for comparable transactions as a multiple of EBITDA and EBIT of the target companies for the last twelve months immediately preceding the announcement of each of the respective transactions. This analysis resulted in the following relevant ranges:

Transaction Value as
a Multiple of LTM

	EBITDA	EBIT

High	15.2x	28.9x

Low	8.6x	9.9x

Mean	12.1x	16.6x

Cash consideration of $42 to be received by Keebler shareholders pursuant to the merger	10.6x	13.8x

Based on the foregoing, Merrill Lynch determined a reference range for an implied value per share of $39.50 to $55.50.

      No company utilized in the selected comparable transaction analysis is identical to Keebler nor is any transaction identical to the contemplated transaction between Keebler and Kellogg. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Keebler and the companies involved in the comparable transactions, as well as other facts that could affect their publicly-traded and/or transaction values. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to comparable transactions.

Discounted Cash Flow Analysis:  Merrill Lynch performed a discounted cash flow analyses (i.e., analyses of the present value of the projected unlevered after-tax cash flows) for Keebler the fiscal years ended 2001 through 2005, inclusive, using discount rates (determined through the use of the capital asset pricing model) ranging from 9.0% to 11.0% and terminal value multiples of year 2005 EBITDA ranging from 9.0x to 10.5x, based on projections supplied by Keebler. Merrill Lynch arrived at the following results:

	Per Share Equity Value Assuming
	Terminal EBITDA Multiple of:

Discount Rate	9.0x	9.75x	10.5x

9.0%	$44.41	$47.71	$51.01

10.0%	42.33	45.49	48.65

11.0%	40.37	43.39	46.40

Based upon the foregoing, Merrill Lynch determined a reference range for an implied value per share of $40.25 to $51.00.

      A discounted cash flow analysis assuming perpetual growth rate of 3-4% instead of a termination EBITDA multiple was also calculated using discount rates ranging from 9.0% to 11.0%. The following table sets forth the results:

	Per Share Equity Value Assuming
	Perpetual Growth of:

Discount Rate	3.0%	3.5%	4.0%

9.0%	$42.18	$45.78	$50.11

10.0%	35.10	37.62	40.56

11.0%	29.80	31.64	33.74

Based upon the foregoing, Merrill Lynch determined a reference range for an implied value per share of $29.75 to $50.00.

      Miscellaneous:  Merrill Lynch also calculated a number of ratios with respect to the proposed merger which were reviewed in comparison to the comparable publicly traded companies analysis and the comparable transactions analysis described above. The following table sets forth Merrill Lynch’s results:

	LTM	2000E	2001E

Transaction value as a Multiple of:

Sales	1.60x	1.59x	1.50x

EBITDA	10.6x	10.3x	9.3x

EBIT	13.8x	13.3x	11.8x

Offer Price per Share as a Multiple of:

EPS	22.8x	21.9x	19.0x

      The summary set forth above summarizes the material analyses performed by Merrill Lynch. Merrill Lynch, however, believes that the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description; accordingly, Merrill Lynch strongly believes that this description of the opinion should be reviewed together with the full text of the opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which Keebler might actually be sold or the prices at which Keebler common stock may trade at any time in the future. The analyses were prepared solely for the purposes of Merrill Lynch providing its opinion to the special committee as to the fairness, from a financial point of view, of the cash consideration to be received pursuant to the merger by Keebler’s stockholders to such stockholders, other than Flowers, Kellogg, or their respective subsidiaries. Analyses based upon forecasts or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Merrill Lynch’s analyses. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Merrill Lynch, Keebler, Kellogg, Flowers, or any other person assumes responsibility if future results or actual values are materially different from those forecast. The foregoing summary is qualified by reference to the written opinion dated as of October 26, 2000 of Merrill Lynch, which is attached as Annex C to this information statement.

Fee Arrangements

      Under the terms of the engagement letter dated July 19, 2000, and amended October 17, 2000, Keebler will pay Merrill Lynch a retainer fee of $250,000 and will pay an additional fee of $5,000,000 to Merrill Lynch for its services contingent upon the closing of the merger, from which the retainer fee of $250,000 will be deducted. In addition to any fees payable to Merrill Lynch under the engagement letter, Keebler has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, including, without limitation, the reasonable fees of its legal counsel. Keebler has also agreed to indemnify Merrill Lynch, its affiliates and each of their respective directors, officers, agents, employees and controlling persons against liabilities, including liabilities under U.S. federal securities laws, related to or arising out of the merger or the engagement of Merrill Lynch, other than any such liabilities resulting from Merrill Lynch’s bad faith or gross negligence.

      Merrill Lynch has in the past provided financial advisory and financing services to Keebler and may continue to do so and may receive fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of Keebler, Flowers, or Kellogg and other securities of Keebler, Flowers, or Kellogg for its own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this information statement.

Completion of the Merger

      As soon as practicable after all of the conditions set forth in the merger agreement have been satisfied or waived, the parties will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will be completed at the time the certificate is filed or, if later, at the time specified in the certificate.

Merger Consideration

      The merger agreement provides that each share of Keebler common stock outstanding immediately prior to the completion of the merger (other than shares held by Flowers (except under the circumstances described below where the Kellogg/ Flowers merger is not completed) or as to which appraisal rights have been properly exercised), will, at the completion of the merger, be converted into the right to receive $42.00 per share in cash, without interest. However, shares of Keebler held as treasury shares or owned by Kellogg or its subsidiaries will remain outstanding without any payment for those shares. Under the circumstances described below under “—Conditions to the Merger—Closing Conditions for Each Party” in which the Kellogg/ Keebler merger is consummated but the Kellogg/ Flowers merger is not, all outstanding shares of Keebler stock, including those owned by Flowers but excluding shares as to which appraisal rights have been properly exercised, would be converted into $42.00 per share in cash.

Surrender of Certificates and Payment Procedures

      An exchange agent will be appointed to handle the exchange of your share certificates for the merger consideration. Promptly after the merger, either Kellogg or the exchange agent will send you a letter of transmittal and instructions explaining how to surrender your share certificates. If you surrender your certificates to the exchange agent, together with a properly completed letter of transmittal, and all other documents the exchange agent may reasonably require, you will receive the appropriate merger consideration. Until surrendered in accordance with the foregoing instructions, each certificate formerly representing shares of Keebler, other than shares as to which appraisal rights have been properly exercised and other than shares held by Flowers except under the circumstances described below where the Kellogg/ Flowers merger is not completed, will only represent the right to receive the merger consideration. No interest will be paid or will accrue on the merger consideration payable.

      At the completion of the merger, the stock transfer book of Keebler will be closed and there will be no further registration of transfers of shares. If certificates of shares are presented after the completion of the merger, they will be canceled and exchanged for the right to receive the merger consideration.

Stock Options

      At or immediately prior to the completion of the merger, each option, whether or not vested or exercisable, will be canceled, and Keebler will pay each option holder an amount in cash per option determined by multiplying (1) the excess, if any, of $42.00 over the applicable exercise price of such option by (2) the number of shares to which such option relates (assuming full vesting of all outstanding options).

Covenants

      Keebler and Kellogg have agreed to certain covenants in the merger agreement. A description of the covenants follows:

  No Solicitation By Keebler

      Keebler has agreed that it will not, and will not authorize or permit any of its subsidiaries, or their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to directly or indirectly:

•	solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate any inquiry, proposal or offer relating to or that could be reasonably likely to lead to a takeover proposal (which, for these purposes, involves the direct or indirect acquisition of assets or businesses constituting 20% or more of Keebler’s consolidated revenues, operating income or assets, or of 20% or more of Keebler’s common stock or the capital stock of Keebler’s subsidiaries directly or indirectly holding such assets or businesses) other than a takeover proposal made by Kellogg; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any person any information relating to, or otherwise cooperate with, any takeover proposal (other than a takeover proposal made by Kellogg); Keebler has also agreed to immediately cease any existing activities, discussions and negotiations with any third party conducted prior to entering into the merger agreement with respect to any takeover proposal, and request the return of all confidential information we may have provided to such third party regarding Keebler.

      However, we may comply with Rule 14e-2(a) of the Securities Exchange Act of 1934, as amended, with regard to a takeover proposal, and we may make any disclosure to our shareholders if our outside legal counsel advises us that the failure to make that disclosure would be inconsistent with applicable law, but the Keebler Board may not take any action that is inconsistent with the following. The Keebler Board may, prior to receipt of Flowers’ written consent approving the merger:

•	furnish information about us or our subsidiaries to the person making the takeover proposal if we enter into a confidentiality agreement with that person with terms no more favorable to that person than those of the confidentiality agreement Flowers signed with Kellogg, provided that any information given to that third party has previously been, or is given, at the same time, to Kellogg; and

•	participate in discussions or negotiations with the person making the takeover proposal if we have given Kellogg prior written notice of our intent to do so,

only in response to an unsolicited bona fide written takeover proposal that did not otherwise result from a breach of the Keebler Board’s obligations with respect to takeover proposals described above and that the Keebler Board reasonably determines in its reasonable good faith judgment, after consulting with our financial advisors, constitutes a superior proposal (that is, an unsolicited, bona fide and binding written offer from a third party that, if consummated, would result in such third party or its shareholders acquiring, directly or indirectly, more than 50% of our voting power or substantially all of our consolidated assets for consideration that the Keebler Board determines in its reasonable good faith judgment, after consultation with a nationally reputed financial advisor, to be superior from a financial point of view to our shareholders, taking into account also any changes Kellogg may propose to the merger agreement in response to such proposal or otherwise).

  Keebler Board’s Covenant to Recommend

      The Keebler Board has agreed it will not:

•	withdraw or modify in any way adverse to Kellogg or its acquisition subsidiary, or propose publicly to do either of these, its recommendation or declaration of advisability of the merger agreement or the merger, although, prior to receiving Flowers’ written consent approving our merger, the Keebler

Board may effect such an adverse recommendation change if it receives an unsolicited superior proposal (that was not in breach of the Keebler Board’s obligations with respect to takeover proposals described above) and believes in good faith after receipt of advice from its outside legal counsel that such action is required by Delaware law to avoid a breach of its fiduciary duties;

•	adopt or approve a takeover proposal, or recommend or publicly propose to do so, or withdraw or publicly propose to withdraw its approval of the merger;

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition, merger, option, joint venture or partnership or other agreement related to, which is intended to or reasonably likely to lead to a takeover proposal, other than a confidentiality agreement with a third party described above; or

•	agree or resolve to agree to take any of these actions.

      We have also agreed that we will not make an adverse recommendation change before five business days after receipt by Kellogg of our written notice that the Keebler Board has received a superior proposal. This notice will include the terms and conditions of the superior proposal and the name of the person making the superior proposal, and will be repeated for any material amendment. Further, we agreed that if there is an adverse recommendation change, it will not change the approval by the Keebler Board of this transaction under Delaware law or for the purpose of making any state laws or takeover statutes inapplicable to the transaction, including the merger. Even if the Keebler Board makes an adverse recommendation change, Flowers has agreed to deliver its written consent approving the merger.

      Additionally, we have agreed to promptly advise Kellogg:

•	of any request for information that we reasonably believe could lead to, or contemplates, a takeover proposal;

•	of any takeover proposal we receive, along with a copy of that proposal; or

•	any inquiry we receive which we reasonably believe could lead to a takeover proposal.

  Special Dividend

      Immediately prior to the effective time of the merger, Keebler will declare a special cash dividend in the aggregate amount of $16 million, which is to be paid pro rata to all Keebler stockholders, including Flowers. This special dividend will be in addition to any regular dividends declared and paid as permitted under the merger agreement.

  Mutual Covenants

      Keebler and Kellogg have agreed:

•	to use their reasonable efforts to take all actions necessary, proper or advisable under applicable laws and regulations to complete the transactions contemplated by the merger agreement. In particular, Keebler and Kellogg have agreed to make an appropriate filing pursuant to the HSR Act, and to each use its reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act (and to obtain the necessary approvals under any foreign laws, rules or regulations) as soon as reasonably practicable; however, Kellogg is not required to, and Keebler will not, without Kellogg’s consent, waive any rights or accept any limitation on its operations or dispose of any of its assets as a result of any such filings. If Kellogg so requests, we will agree to any of these waivers, limitations or disposals, conditioned on the merger agreement becoming effective;

•	to promptly notify each other of any communication from a governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communications to any governmental entity;

•	not to agree to participate in any substantive meetings or discussions with a governmental entity relating to this transaction unless the other party has been consulted with in advance and, to the extent permitted by the governmental authority, given the opportunity to participate in, and attend, the meetings or discussions;

•	to provide to each others’ counsel, subject to applicable confidentiality procedures, copies of all correspondence, filings and communications between them and a governmental entity;

•	that, in connection with obtaining financing for the transactions contemplated by the merger agreement:

•	we will, if reasonably requested by Kellogg, enter into such agreements, use our reasonable best efforts to deliver such certificates or opinions as are customary in a financing, and pledge, grant a security interest in, or grant liens on, our assets, pursuant to such agreements, provided that any such pledge, security interest or lien will not be effective until the merger is effective,

•	any liabilities or expenses we reasonably incur in doing any of these will be the responsibility of Kellogg and any of our obligations under this provision of the merger agreement will be terminated with no liability to us if the merger agreement is terminated in accordance with its terms;

•	with reasonable assurance of confidentiality, we will furnish any lenders specified by Kellogg, financial or other information in our possession relating to us, this merger or the entire transaction, and

•	we will make our senior officers and financial and accounting personnel available to assist, and otherwise cooperate with any lender;

•	to cooperate and use our reasonable best efforts to prepare this information statement, to determine whether any actions are required to be taken with respect to any other governmental entity or any consents, waivers or approvals are required to be obtained from parties to any contracts in connection with the consummation of the transactions contemplated by the merger agreement, and in taking any of these actions and obtaining any required consents, waivers or approvals;

•	to consult with each other prior to issuing any press release or making any public statement related to the merger agreement;

•	that at and after the effective time of the merger, the officers and directors of the surviving corporation will be authorized to execute and deliver any deeds, bills of sale, assignments or assurances, and to take and do any and all actions on behalf of Keebler or Kellogg’s acquisition subsidiary to vest, perfect or confirm in the surviving corporation any and all right, title and interest in any rights, properties or assets of Keebler acquired or to be acquired by the surviving corporation as a result of the merger; and

•	to notify each other of:

•	any notice or other communication from any person alleging that the person’s consent is required in connection with the transactions contemplated by the merger agreement,

•	any communication from any governmental entity relating to the transactions contemplated by the merger agreement, or

•	any action, suit, claim, investigation or proceeding commenced or threatened against or relating to any of the parties to the merger agreement or any of their respective subsidiaries in connection with the related transactions.

Keebler’s Interim Operations

      Keebler has agreed that until the completion of the merger, Keebler and its subsidiaries will conduct their business and operate their properties in the ordinary course consistent with past practice and will use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Keebler has also agreed, with certain exceptions, that neither it nor its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of Kellogg:

•	declare or pay any dividends or other distribution on its capital stock other than the special dividend described above and quarterly dividends not to exceed $0.1125 per share on customary record and payment dates;

•	repurchase, redeem or otherwise acquire or offer to acquire shares or other securities of Keebler or any of its subsidiaries;

•	issue, deliver, pledge, encumber or sell any shares of Keebler, or any securities convertible into shares, or any rights, warrants or options to acquire any shares, other than issuances of shares pursuant to stock-based awards or options that are outstanding on the date of the merger agreement;

•	amend its certificate of incorporation or by-laws or the terms of any outstanding securities of Keebler or its subsidiaries;

•	merge or consolidate with, invest in or acquire the stock or assets of any entity, other than pursuant to existing disclosed commitments, ordinary course of business consistent with past practices purchases of manufacturing materials and services or planned capital expenditures (not to exceed $100 million in the aggregate in 2000 and $90 million in the aggregate in 2001);

•	sell, lease, license, mortgage or otherwise dispose of any subsidiary or assets, other than pursuant to existing disclosed commitments or sales of inventory and equipment in the ordinary course of business consistent with past practices;

•	incur or guarantee indebtedness for borrowed money or other debt securities other than borrowings under Keebler’s revolving credit agreement in the ordinary course of business and in amounts consistent with past practices;

•	except as required under collective bargaining agreements in effect as of the date of the merger agreement, by applicable law or as may be mutually agreed to by the parties, adopt or amend any existing employee benefits or compensation arrangement which would materially increase the costs or obligations of Keebler or any of its subsidiaries;

•	except to the extent required under any collective bargaining agreements in effect as of the date of the merger agreement, by applicable law or existing disclosed employment agreements, increase the compensation of or pay any benefits to officers, directors or employees except in the ordinary course of business for employees who are not officers, directors or holders of options;

•	renew or enter into any material collective bargaining agreement or renew or enter into any collective bargaining agreements which would materially increase the costs or obligations of Keebler;

•	contribute to any trust or employee arrangement, except as required under existing agreements or by law;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization, or enter into any agreement providing for acceleration of any material payment or performance as a result of a change in control;

•	enter into or renew any noncompete or exclusivity agreement, other than with respect to any exclusivity or similar agreements regarding the sale of specialty products in the ordinary course of business consistent with past practices;

•	renew, enter into, amend or waive any material right under any contract with or loan to any affiliate (other than wholly-owned subsidiaries) of Keebler;

•	create or incur any lien on any asset (other than Keebler intellectual property rights) which could materially detract from the value of the property or interfere with its use;

•	make any loan, advance or capital contribution to or investment in any person not wholly owned by Keebler, other than immaterial amounts in the ordinary course consistent with past practices;

•	enter into, amend or terminate any SEC-filed contract or any agreement having an aggregate value greater than $10 million;

•	sell, license or lease or otherwise dispose of, or create or incur any lien on, any intellectual property rights, brand or line of business, other than pursuant to existing disclosed agreements other than in the ordinary course of business consistent with past practices in connection with the sale of products from Keebler;

•	settle or compromise any material litigation for an amount in excess of the established reserves or waive, release or assign any material claim;

•	materially change its accounting policies, procedures or practices, other than as required by the SEC or by GAAP;

•	except as otherwise required by law, make any material tax election, settle or compromise any material tax claim, file any tax return (other than in a manner consistent with past practice) or change any method of tax accounting; or

•	agree or commit to do any of the foregoing.

Indemnification and Insurance of Keebler Directors and Officers

      Kellogg has agreed that it will cause Keebler, for six years after the merger:

•	to indemnify, including the advancement of expenses, Keebler’s present and former officers and directors in respect of acts or omissions occurring prior to the completion of the merger, to the fullest extent permitted by applicable laws or provided under Keebler’s charter and bylaws; and

•	to use its reasonable efforts to provide those officers and directors with officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the completion of the merger on terms with respect to coverage and amount no less favorable than the existing policy, provided that neither Kellogg nor the surviving corporation will be required to pay an aggregate annual premium in excess of 200% of the current rate paid by Keebler.

Employee Matters

      In connection with the merger, Kellogg has agreed to honor, and to cause the surviving corporation to honor, certain change-of-control provisions with respect to:

•	the 2000 Keebler Incentive Plan, to the extent triggered by the transactions contemplated by the merger agreement;

•	the Company’s Revised Policy Regarding Termination Benefits for Certain Executives in the Event of a Change of Control with respect to the change of control resulting from the transactions contemplated by the merger agreement; and

•	the Company’s Change of Control Severance Policy as it applies to non-officers and non-union employees with respect to the change of control resulting from the transactions contemplated by the merger agreement.

      In addition, the surviving corporation has agreed to give Keebler employees full credit for purposes of eligibility, early retirement and vesting under any employee benefit plan maintained by it or Kellogg for their respective subsidiaries for service with Keebler prior to the merger. With respect to welfare benefit plans, Kellogg also agreed to, and to cause the surviving corporation to, waive any pre-existing condition limitations, exclusions and waiting periods and give effect, in determining any deductible or out-of-pocket requirement under welfare benefit plans in which Keebler employees are eligible to participate after the merger, to co-payments and deductibles paid by Keebler employees prior to completion of the merger in the calendar year in which the merger is completed with respect to similar plans maintained by Keebler.

Representations and Warranties

      Keebler has made certain customary representations and warranties to Kellogg, including as to:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	capitalization;

•	subsidiaries;

•	SEC filings;

•	financial statements;

•	disclosure documents;

•	absence of certain changes;

•	undisclosed material liabilities;

•	compliance with laws and court orders;

•	litigation;

•	finders’ fees;

•	opinion of financial advisors;

•	tax matters;

•	employee benefit plans;

•	environmental matters;

•	intellectual property;

•	material contracts and joint ventures;

•	insurance;

•	indebtedness;

•	real property;

•	transactions with affiliates;

•	customers; and

•	anti-takeover statute.

      Kellogg has made certain customary representations and warranties to Keebler, including as to:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	disclosure documents;

•	finders’ fees; and

•	adequate funds.

      The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

      We do not believe that the litigation described under “— Other Matters — Legal Proceedings” in this information statement is of the nature that would result in a breach of our representation and warranty relating to outstanding or threatened litigation.

Conditions to the Merger

  Closing Conditions for Each Party

      The obligations of Keebler and Kellogg to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the merger agreement by Keebler’s stockholders;

•	no federal, state or foreign statute, rule, regulation, executive order, decree or injunction makes illegal or otherwise prohibits consummation of the merger or the transactions contemplated by the merger agreement;

•	expiration or termination of the applicable waiting periods under the HSR Act or any applicable foreign competition law or regulation;

•	consummation of the Flowers merger; provided, however, that this condition is deemed satisfied if Flowers’ shareholder approval of the Kellogg/Flowers merger is not received by June 15, 2001; if the Flowers shareholder meeting held to vote on the Kellogg/Flowers merger (including any adjournment) concludes without approval of the Kellogg/Flowers merger from Flowers’ shareholders having been obtained; or if Flowers fails to perform or comply in any material respect with any obligation, agreement or covenant of Flowers to be performed or complied with under the Kellogg/Flowers merger agreement so that Kellogg’s conditions to consummation of the Kellogg/Flowers merger cannot be satisfied;

•	accuracy of the representations and warranties made by the other party to the extent specified in the merger agreement; and

•	performance in all material respects by the other party of the obligations required to be performed under the merger agreement at or prior to closing.

  Additional Closing Condition for Kellogg’s Benefit

      Kellogg’s obligation to complete the merger is subject to satisfaction or waiver of the following additional conditions:

•	receipt of all required consents and approvals of government entities, except for consents and approvals which, if not received, would not have a material adverse effect on Keebler or Kellogg;

•	the employment agreements with certain members of Keebler’s management, which have already been entered into in connection with the merger must be in full force and effect; and

•	as of immediately prior to the effective time of the merger, holders of not more than 10% of Keebler’s outstanding shares have taken actions under Delaware law to assert appraisal rights.

Termination

      Keebler and Kellogg may mutually agree, at any time prior to the completion of the merger, to terminate the merger agreement. In addition, either Keebler or Kellogg may terminate the merger agreement if:

(1)	the merger has not been completed by June 30, 2001. Neither Keebler nor Kellogg may terminate the merger agreement on this basis, however, if its breach of the merger agreement (or a violation of the voting agreement between Kellogg and Flowers) results in the merger not being completed by this date;

(2)	there is a permanent legal prohibition, including a final and non-appealable court order or injunction, to the completion of the merger; or

(3)	the merger agreement is not approved and adopted in accordance with Delaware law by Keebler’s stockholders.

      Kellogg may terminate the merger agreement if:

(4)	Keebler fails to perform in any material respect any obligation to be performed under the merger agreement, or breaches any of its representations and warranties under the merger agreement, in each case, such that Kellogg’s conditions to closing relating to such failure or breach cannot be satisfied, and such failure or breach is not cured within 15 business days of notice from Kellogg.

      Keebler may terminate the merger agreement if:

(5)	Kellogg fails to perform in any material respect any obligation to be performed under the merger agreement, or breaches any of its representations and warranties under the merger agreement, in each case, such that Keebler’s conditions to closing relating to such failure or breach cannot be satisfied, and such failure or breach is not cured within 15 business days of notice from Keebler.

      If the merger agreement is validly terminated, it will become void and have no effect, without any liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of that party) to the other party unless such party has willfully breached the agreement. However, the provisions relating to termination fees and expenses and certain other provisions will continue in effect.

Certain Fees and Expenses

      Except as described below, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses.

  Termination Fees

      Keebler has agreed to pay Kellogg $57.8 million in cash in any of the following circumstances:

•	the merger agreement is terminated as described in item (3) under “ — Termination” and prior to such termination a third party or Keebler has announced a takeover proposal or a takeover proposal has been made known to Keebler (other than a takeover proposal by Kellogg); or

•	the merger agreement is terminated as described in item (1) under “ — Termination” without approval of Keebler’s stockholders having been obtained prior to such termination, and prior to June 30, 2001 a third party or Keebler has announced a takeover proposal or a takeover proposal has been made known to Keebler (other than a takeover proposal by Kellogg) and within 12 months after the termination, Keebler enters into an agreement with respect to a takeover proposal or any person acquires beneficial ownership of 50% or more of the outstanding Keebler shares.

Amendments and Waivers

      The parties may amend the merger agreement or waive its terms and conditions before the completion of the merger, but, after Flowers, as controlling stockholder, has approved the merger agreement, the parties may not amend the merger agreement in a manner that would reduce or change the kind of consideration stockholders will receive in the merger without further approval of Keebler’s stockholders. Any amendment or waiver of the merger agreement which adversely affects the rights of Keebler’s stockholders, other than Flowers, also requires the authorization or recommendation of the special committee.

Other Matters

  Financing Of The Merger

      Kellogg has informed us that it has obtained commitment letters in customary form from nationally-recognized lending institutions to provide financing to Kellogg in an amount sufficient, together with Kellogg’s existing credit facilities, cash on hand and other liquid securities, to pay all required amounts under the merger agreement to Keebler stockholders, and to perform its obligations with respect to the transactions contemplated by the Kellogg/Keebler merger agreement and the Kellogg/Flowers merger agreement. There is no financing condition to the closing of the merger.

  Regulatory Matters

      Under the HSR Act and the related rules, the merger may not be completed until notifications have been given, certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. All of the required notification and report forms under the HSR Act have been filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and the waiting period expired on December 17, 2000.

  Legal Proceedings

      On July 19, 2000 and July 25, 2000, substantially identical purported class action lawsuits (C.A. Nos. 18159NC (Behrens) and 18175NC (Lewis)) challenging the proposed sale of Keebler by Flowers were filed in the Delaware Court of Chancery by purported shareholders of Keebler against Flowers, Keebler and the directors of Keebler. On January 10, 2001, the plaintiffs in both of these actions filed a notice and order of dismissal to dismiss the cases without prejudice.

      On January 5, 2001, a purported class action lawsuit (No. 01CH0273 (Behrens and Lewis)) challenging the proposed sale of Keebler was filed in the Circuit Court of Cook County, Illinois by purported stockholders of Keebler against Keebler, Flowers, Kellogg and the following directors of Keebler: Robert P. Crozer, Sam K. Reed, Amos R. McMullian, Jimmy M. Woodward, G. Anthony Campbell, C. Martin Wood III, Franklin L. Burke, Melvin T. Stith, Johnston C. Adams, Jr. and Wayne H. Pace. The complaint alleges, among other things, that Keebler and its directors breached their fiduciary duties to the Keebler public stockholders by failing to act in an informed manner in approving the sale of Keebler, and that Kellogg and Flowers aided and abetted these breaches by working together to exclude rival bidders and by excluding any meaningful participation by the Keebler special committee. The complaint seeks, among other things, that the merger be enjoined, or, if consummated, rescinded and that the defendants pay unspecified monetary damages as well as unspecified costs and attorneys’ fees. Both Keebler and Flowers believe that the lawsuit is without merit and intend to defend this matter vigorously.

FLOWERS VOTING AGREEMENT

      The following is a summary of the material terms of the Flowers voting agreement and is qualified by reference to the complete text of the agreement, which is incorporated by reference and attached as Annex B.

Covenants

      Flowers has agreed to certain covenants in the Flowers voting agreement. The material covenants are as follows:

  Agreement to Vote in Favor of the Keebler Merger

      Flowers has irrevocably agreed, as controlling stockholder of Keebler, to:

•	execute a written consent in favor of the adoption of the merger and the merger agreement, and each of the transactions contemplated by the merger agreement, and against any takeover proposal or other proposal made in opposition to or competition with the merger and the merger agreement and the transactions contemplated by the merger agreement, against any merger, reorganization, consolidation, share exchange, business combination, sale of assets, recapitalization, liquidation, extraordinary dividend or distribution, significant share repurchase or other similar transaction with or involving Keebler and any party other than Kellogg, and against any other action the consummation of which would reasonably be expected to impede, frustrate, interfere with, impair or delay consummation of the transactions contemplated by the merger agreement; and

•	deliver such written consent as promptly as permissible by law (which will be the 21st calendar day after the date this information statement is mailed).

      Because Flowers own more than 50% of the outstanding shares of Keebler, no approval by the Keebler public stockholders will be required in connection with the merger. Flowers has also agreed to vote against any competing transaction or proposal.

  Irrevocable Proxy

      Flowers has irrevocably granted to certain officers of Kellogg a proxy, and has appointed them as attorneys-in-fact, to vote all of its Keebler shares in the manner described under “—Agreement to Vote in Favor of the Keebler Merger,” and in their discretion with respect to any postponements or adjournments of any annual or special meeting of Keebler’s stockholders.

  Transfer Restrictions; No Solicitation by Flowers

      Flowers has agreed, among other things, not to transfer or otherwise dispose of any of its Keebler shares during the term of the voting agreement.

      The Flowers voting agreement also prohibits Flowers from soliciting, initiating, negotiating or encouraging a takeover proposal, or negotiating or discussing with or furnishing nonpublic information to any third party regarding such a takeover proposal, in each case other than a takeover proposal made by Kellogg, except as required under Georgia law to carry out its fiduciary duties.

  No Amendments to Certain Agreements

      Flowers has agreed not to:

•	except with respect to the transactions contemplated by the Flowers merger agreement, amend the Flowers’ rights agreement or take any action with respect to the rights agreements including redemption of the rights or any action to facilitate a third party takeover proposal; or

•	terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party (other than any confidentiality or standstill agreement involving Kellogg).

      Additionally, Flowers has agreed to use all reasonable efforts to enforce the provisions of any confidentiality or standstill agreement to which it is a party.

Termination

      The Flowers voting agreement will automatically terminate on the earlier to occur of:

•	the completion of the Keebler merger; or

•	the termination of the Keebler merger agreement in accordance with its terms.

      The Flowers voting agreement may also be terminated at any time prior to the effectiveness of stockholder approval of the merger agreement by mutual written agreement of Kellogg and Flowers.

      If the Flowers voting agreement is terminated, subject to certain exceptions, its provisions will cease to have effect. The expenses provision, however, will survive any termination.

Certain Fees and Expenses

      All costs and expenses incurred in connection with the Flowers voting agreement and related transactions will be paid by the party incurring such costs and expenses.

FLOWERS TRANSACTIONS

      Under a distribution agreement between Flowers and Flowers Foods, which was executed in connection with the execution of the Kellogg/Flowers merger agreement, Flowers will spin-off to its shareholders shares of stock in a subsidiary of Flowers which was created to hold the assets and liabilities comprising Flowers’ traditional bakery operations and certain other assets and liabilities of Flowers. To this end, Flowers will contribute all of the assets associated with the operations of Flowers Bakeries Brands and Mrs. Smith’s Bakeries to Flowers Foods, Inc., a newly created wholly-owned subsidiary of Flowers, and Flowers Foods will assume the liabilities associated with those assets and certain other liabilities. Flowers will then distribute to its shareholders, in a taxable spin-off, all outstanding shares of Flowers Foods in an amount equal to their proportionate interest in Flowers. As part of the spin-off, Flowers Foods will assume approximately $250 million of Flowers’ debt. Under the distribution agreement, Flowers Foods will not assume approximately $625 million of Flowers’ debt and liabilities and the approximately $75 million of costs associated with the spin-off and the mergers. Following the spin-off, Flowers will have as its principal asset approximately 46.2 million shares of Keebler’s common stock.

      As discussed in more detail below, virtually simultaneously with completion of the spin-off, a wholly-owned subsidiary of Kellogg will merge with and into Flowers. Pursuant to the Kellogg/Flowers merger agreement, the shareholders of Flowers will receive an amount in cash estimated to be between $12.45 and $12.60 per share, determined as follows: approximately 46.2 million shares of Keebler stock owned by Flowers multiplied by $42.00 per share, less the approximate $700 million of Flowers debt and transaction expenses not assumed by Flowers Foods; this results in net aggregate payments to Flowers shareholders of approximately $1.25 billion, or between $12.45 and $12.60 per outstanding share of Flowers.

THE KELLOGG/FLOWERS MERGER

The Kellogg/Flowers Merger Agreement

      The following is a summary of the material terms of the Kellogg/Flowers merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to Flowers’ proxy statement on Schedule 14A filed in connection with a special meeting of shareholders to be held for the purpose of approving that merger agreement and incorporated by reference in this information statement.

The Kellogg/Flowers Merger

      Under the Kellogg/Flowers merger agreement, a wholly-owned subsidiary of Kellogg will merge with and into Flowers in accordance with Delaware and Georgia law, the separate existence of the merger subsidiary will cease and Flowers will become a wholly-owned subsidiary of Kellogg.

Completion of the Kellogg/Flowers Merger

      After the conditions to completion of the Kellogg/Flowers merger agreement have been satisfied or waived, certificates of merger with respect to that agreement will be filed with each of the Delaware Secretary of State and the Georgia Secretary of State. The Kellogg/Flowers merger will be completed at the time the certificates are filed, or a later time that is set forth in those certificates.

Merger Consideration

      The Kellogg/Flowers merger agreement provides that each share of Flowers common stock outstanding immediately prior to the completion of the Kellogg/Flowers merger (except for shares as to which appraisal rights have been properly exercised) together with the associated right, will, at the completion of the Flowers merger, be converted into the right to receive an amount in cash estimated to be between $12.45 and $12.60 per share, representing the pro rata interest of each such share in the value of Flowers’ 46,197,466 shares of Keebler common stock (or the product of 46,197,466 shares and $42.00 per Keebler share owned by Flowers), less the per share adjustment amount described in the Kellogg/Flowers merger agreement amounting to approximately $700 million in the aggregate, that remainder divided by the number of Flower shares outstanding immediately prior to the effective date of the Flowers merger. However, shares of Flowers held as treasury shares or owned by Kellogg or its subsidiaries will be canceled without any payment for those shares.

Covenants

      Flowers and Kellogg have agreed to certain covenants in the Flowers merger agreement. A description of certain of those covenants follows.

  No Solicitation By Flowers

      Flowers has agreed that it will not, will not permit its subsidiaries to, and will not authorize or permit any of its or its subsidiaries, directors, officers or employees, or any of its or its subsidiaries’ investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate any inquiry, proposal or offer relating to or that could be reasonably likely to lead to a takeover proposal (as defined in the Flowers merger agreement) other than a takeover proposal made by Kellogg; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any person any information relating to, or otherwise cooperate with, any takeover proposal, other than a takeover proposal made by Kellogg; Flowers has also agreed to immediately cease any existing activities, discussions and negotiations with any third party conducted prior to entering into the Flowers merger agreement with respect to any takeover proposal, and request the return of all confidential information it may have provided to such third party regarding Flowers or Keebler.

      However, Flowers may comply with Rule 14e-2(a) of the Securities Exchange Act of 1934 with regard to a takeover proposal, and it may make any disclosure to its shareholders if its outside legal counsel advises it that the failure to make that disclosure would be inconsistent with applicable law, subject to the following. The Flowers Board may, prior to obtaining shareholder approval of the merger:

•	furnish information about Flowers or its subsidiaries to the person making the takeover proposal if it enters into a confidentiality agreement with that person with terms no more favorable to that person than those of the confidentiality agreement Flowers signed with Kellogg, provided that any information given to that third party has previously been, or is given, at the same time, to Kellogg; and

•	participate in discussions or negotiations with the person making the takeover proposal if Flowers has given Kellogg prior written notice of its intent to do so,

      only in the following circumstances:

•	in response to an unsolicited bona fide written takeover proposal that did not result from a breach of the Flowers Board’s obligations with respect to takeover proposals described above and that the Flowers Board reasonably determines in good faith is reasonably likely to lead it to (or to publicly announce that it will) withdraw or modify its recommendation or declaration of the advisability of the Flowers merger agreement or the Flowers merger in a manner adverse to Kellogg or its acquisition subsidiary under the circumstances described below; or

•	in response to an unsolicited bona fide written takeover proposal that did not result from a breach of the Flowers Board’s obligations with respect to takeover proposals described above and that the Flowers Board reasonably determines in good faith, after consulting with its financial advisors, constitutes a superior proposal (that is, an unsolicited, bona fide and binding written offer from a third party that, if consummated, would result in such third party or its shareholders acquiring, directly or indirectly, more than 50% of Flowers voting power, or substantially all of its consolidated assets, or substantially all of Flowers’ Keebler shares, for consideration that its Board determines in good faith, after consultation with its financial advisors, to be superior from a financial point of view to its shareholders, taking into account also any changes Kellogg may propose to the Flowers merger agreement in response to such proposal or otherwise).

  Flowers Board’s Covenant to Recommend

      The Flowers Board has agreed it will not:

•	withdraw or modify in any way adverse to Kellogg or its acquisition subsidiary, or propose publicly to do either of these, its recommendation or declaration of advisability of the Flowers merger agreement or the merger, although, prior to obtaining shareholder approval of the merger, Flowers’ Board may effect such an adverse recommendation change if it receives an unsolicited superior proposal (that was not in breach of the Board’s obligations with respect to takeover proposals described above) and believes in good faith after receipt of advice from its outside legal counsel that such action is required by Georgia law to avoid a breach of its fiduciary duties;

•	adopt or approve a takeover proposal, or recommend or publicly propose to do so, or withdraw or publicly propose to withdraw its approval of the merger;

•	cause or permit Flowers to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition, merger, option, joint venture or partnership or other agreement related to, intended to or reasonably likely to lead to a takeover proposal, other than a confidentiality agreement with a third party described above; or

•	agree or resolve to agree to take any of these actions.

      The Flowers Board has also agreed that it will not make an adverse recommendation change before five business days after receipt by Kellogg of a written notice from Flowers that the Flowers Board has received a superior proposal. This notice will include the terms and conditions of the superior proposal and the name of the person making the superior proposal, and will be repeated for any material amendment. Further, Flowers has agreed that if there is an adverse recommendation change, it will not change the approval by its Board under Georgia law or for the purposes of making any state laws or takeover statutes inapplicable to the transaction, including the merger. Even if the Flowers Board makes an adverse recommendation change, Flowers has agreed to submit the Flowers merger agreement to a vote of its shareholders.

      Additionally, Flowers has agreed to promptly advise Kellogg:

•	of any request for information that it reasonably believes could lead to, or contemplates, a takeover proposal;

•	of any takeover proposal it receives, along with a copy of that proposal; or

•	any inquiry it receives which it reasonably believes could lead to a takeover proposal.

  Rights Agreement

      The Flowers Board has agreed to take all actions reasonably requested in writing by Kellogg to render its stockholder rights plan inapplicable to the transactions contemplated by the Flowers merger agreement. Furthermore, the Flowers Board has agreed not to, without Kellogg’s prior written consent, amend or take any other action with respect to the stockholder rights plan to facilitate a takeover proposal.

  Spin-Off

      Flowers has agreed to use its best efforts to effect the spin-off, and keep Kellogg informed of any developments in the spin-off.

Conditions to the Kellogg/Flowers Merger

  Closing Conditions for Each Party

      The obligations of Flowers and Kellogg to complete the Kellogg/Flowers merger are subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the Kellogg/ Flowers merger agreement and the transactions contemplated by it by Flowers’ shareholders as required by Georgia law;

•	there not being any law, rule, regulation, order, decree or injunction rendering the merger or the other transactions contemplated by the Kellogg/ Flowers merger agreement illegal or otherwise prohibiting completion of the merger or such other transactions;

•	expiration or termination of applicable waiting periods under the HSR Act;

•	consummation of the Flowers Foods distribution;

•	accuracy of the representations and warranties made by the other party to the extent specified in the Kellogg/ Flowers merger agreement; and

•	performance in all material respects by the other party of the obligations required to be performed under the Kellogg/ Flowers merger agreement at or prior to closing.

  Additional Closing Condition for Kellogg’s Benefit

      Kellogg’s obligation to complete the Kellogg/ Flowers merger is subject to satisfaction or waiver of the following additional conditions:

•	receipt of all required consents and approvals of government entities in connection with the consummation of the merger and related transactions, except those consents or approvals which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Flowers or Kellogg or result in criminal liability or fines;

•	holders of not more than 10% of Flowers’ outstanding shares have taken actions under Georgia law to exercise their dissenters’ rights; and

•	the Kellogg/Keebler merger agreement has been approved and adopted by Keebler’s stockholders, and all other conditions to the Kellogg/Keebler merger have been satisfied or waived.

Termination

      Flowers and Kellogg may mutually agree, at any time prior to the completion of the Flowers merger, to terminate the Kellogg/Flowers merger agreement, notwithstanding any approval of the merger agreement by Flowers’ shareholders. In addition, under the same circumstances, either Flowers or Kellogg may terminate the Kellogg/Flowers merger agreement if:

(1)	the Kellogg/Flowers merger has not been completed by June 30, 2001. Neither Flowers nor Kellogg may terminate the Flowers merger agreement on this basis, however, if its breach of the Flowers merger agreement results in the Kellogg/Flowers merger not being completed by this date;

(2)	there is a permanent legal prohibition, including a final and non-appealable order or injunction, to the completion of the Kellogg/Flowers merger; or

(3)	the Kellogg/Flowers merger agreement is not approved and adopted in accordance with Georgia law by Flowers’ shareholders.

      Kellogg may terminate the Kellogg/Flowers merger agreement if:

(4)	the Flowers Board fails to recommend or withdraws, or modifies in a manner adverse to Kellogg, its approval or recommendation of the Kellogg/Flowers merger agreement or the Kellogg/Flowers merger, or approves or recommends a superior proposal or resolves to do any of these;

(5)	Flowers fails to perform or comply with in any material respect any obligation, agreement or covenant to be performed or complied by it under the Kellogg/Flowers merger agreement, or breaches any of its representations and warranties under the Kellogg/Flowers merger agreement, in each case, such that Kellogg’s conditions to closing in this respect cannot be satisfied, and such failure or breach is not cured within 15 business days of notice from Kellogg; or

(6)	the Flowers voting agreement or the Kellogg/Keebler merger agreement is terminated for any reason, or Flowers is in breach of or fails to perform its obligations under either of those agreements.

      Flowers may terminate the Kellogg/Flowers merger agreement if:

(7)	Kellogg fails to perform or comply with in any material respect any obligation, agreement or covenant to be performed or completed by it under the Flowers merger agreement, or breaches any of its representations and warranties under the Kellogg/Flowers merger agreement, in each case, such that Flowers’ conditions to closing in this respect cannot be satisfied, and such failure or breach is not cured within 15 business days of notice from Flowers.

      If the Kellogg/Flowers merger agreement is terminated in any of these ways, it will become void and have no effect, without any liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of that party) to the other party unless such party has willfully breached the agreement. However, the provisions relating to termination fees and expenses and certain other provisions will continue in effect. Additionally, even if the Kellogg/Flowers merger agreement is terminated or otherwise not consummated, Flowers would be required under the voting agreement to vote its shares of Keebler stock, which represent a controlling interest in Keebler, in favor of the Kellogg/Keebler merger agreement.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS

      You should be aware that the executive officers and directors of Keebler and Flowers have interests in the merger and in the Kellogg/Flowers merger (collectively, the “transactions”) that are different from, or in addition to, their interests as stockholders of Keebler generally. The Keebler Board was aware of these interests and considered them, among other matters, in approving the merger, the merger agreement, the Flowers voting agreement and the transactions contemplated by these agreements.

Stock Options

      Keebler’s 1996 Stock Option Plan and 1998 Omnibus Stock Incentive Plan, and agreements provided to option holders under these plans contain change of control provisions that will give rise to accelerated vesting of outstanding unvested options as a result of the transactions. Any Keebler option held by a current or former employee or director that is not exercised before completion of the transactions will be cancelled in exchange for a cash payment, or option spread, equal to the difference between the option exercise price and $42.00.

      The following table shows the number of unvested Keebler options held by Keebler’s executive officers and directors whose vesting will accelerate as a result of the transactions, the number of already vested options and the estimated value of all Keebler options held by such persons.

	Number of unvested
	options that accelerate	Already
	as a result of the	vested	Aggregate Option Spread
	transactions(1)	options	value of all options(2)
	(#)	(#)	($)

Sam K. Reed	278,388	1,261,175	56,423,372
President and Chief Executive Officer

David B. Vermylen	81,941	227,240	10,038,539
President — Keebler Brands

E. Nichol McCully	79,110	206,746	9,284,789
Senior Vice President and Chief Financial Officer

Jack M. Lotker	73,449	160,757	7,575,989
President — Specialty Brands

James T. Willard	73,449	210,757	9,588,989
Senior Vice President — Operations

(1)	Represents the number estimated to be unvested as of November 14, 2000.

(2)	The estimated option spread value shown in this column assumes a value of Keebler common stock of $42 per share.

Deferred Compensation Plan

      Under the Keebler Deferred Compensation Plan, each year participants may defer up to 15% of base salary and bonus reduced by the amount of salary and bonus that is deferred by the participant under Keebler’s Salaried Savings Plan for such year. The Deferred Compensation Plan is intended to provide eligible employees with benefits in excess of those that can be provided under the Savings Plan because of Internal Revenue Code limits. In addition, participants may be credited with matching amounts of up to 50% of the amount of salary and bonus deferred under the Deferred Compensation Plan and Savings Plan that is not in excess of 6% of such compensation, reduced by matching contributions under the Savings Plan. The rate of matching amounts for any year will be determined based on our profitability, in the same manner that the rate of matching contribution for the year is determined under the Savings Plan. Matching amounts become vested in accordance with the same rules as apply to the vesting of matching contributions under the Savings Plan and become 100% vested in the case of death, disability or retirement or upon a change in control. Distributions from the Deferred Compensation Plan are made following the participant’s termination of employment in a lump sum payment or in substantially equal annual installments for up to three years, as elected by the participant prior to the distribution date. Messrs. Reed,

Vermylen, McCully, Lotker and Willard will receive approximately $461,729, $265,900, $185,384, $56,331 and $76,879, respectively, in accordance with the terms of the Deferred Compensation Plan.

Keebler Employment and Other Agreements

      Mr. Reed and seven other executive officers of Keebler are parties to termination of employment and change of control agreements, or Employment and Severance Agreements. As described below, Messrs. Reed, Vermylen and Willard entered into new agreements that will replace these Employment and Severance Agreements when the merger takes place. Each such Employment and Severance Agreement provides for the continuing employment of the executive through February 2001 on terms and conditions no less favorable than those in effect before our initial public offering in February 1998. If we terminate the executive’s employment without “cause” or if the executive terminates his own employment for “good reason” (each as defined in the Employment and Severance Agreements) at any time during the term, any interest the executive has in Keebler’s supplemental executive retirement plan will become fully vested and the executive is entitled to receive continued benefits for the remainder of the term of the Employment and Severance Agreement, and in the case of base salary, in no event for less than one year, if such a termination occurs within two years after a “change of control” (as defined in the Employment and Severance Agreements) benefits will continue for two years from the termination. Each Employment and Severance Agreement also provides that at our option, the employee may not compete with our business for a period of up to one year following termination, but if termination is without “cause” or the employee terminates his own employment for “good reason,” we must continue to pay the employee’s annual compensation during such period, counting the payments above. Except for our obligations to make payments to the executive upon a change of control, all obligations under the Employment and Severance Agreements terminate in February, 2001. The transactions will constitute a change of control under the Employment and Severance Agreements. Upon consummation of the merger, Messrs. McCully and Lotker will receive severance packages with an aggregate cash value of approximately $1,576,257 and $1,184,455, respectively. Messrs. Reed, Vermylen and Willard have entered into new employment agreements with Kellogg and us which replace their existing Employment and Severance Agreements with us. As a result, they will not receive any severance payments in connection with the merger.

      Approximately twenty other executives are the beneficiaries of a company policy, or Change of Control Policy, that provides that if the employee is terminated within two years after a “change of control,” if termination is without “cause” or if the employee terminates his own employment for “good reason,” the employee will be entitled to receive continued benefits equal to such employee’s annual compensation (including bonus) and continuation of certain benefits for 12 months. Such Change of Control Policy provides that regardless of a “change of control,” in the event of (i) death, normal retirement or disability of the executive or (ii) termination of such executive’s employment with us without “cause” or for “good reason,” all remaining unvested options under the 1996 Stock Option Plan will immediately vest with the employee. The transactions will constitute a change of control under the Change of Control Policy.

Kellogg Employment Agreements

      Kellogg and we have entered into employment agreements with Sam Reed, David Vermylen and James Willard, that will replace their Employment and Severance Agreements when the merger takes place. Under these agreements:

•	Mr. Reed will serve as Vice Chairman of Kellogg for a period of one year;

•	Mr. Vermylen will serve as President and Chief Executive Officer of Keebler, Member of the Kellogg Global Leadership Team and Senior Vice President of Kellogg for a period of three years; and

•	Mr. Willard will serve as Senior Vice President-Operations of Keebler and Vice President of Kellogg for a period of two years.

Mr. Reed’s agreement provides for an annual base salary of $810,000, a targeted annual bonus equal to 80 percent of the annual base salary and a retention bonus of $4,269,500 to be paid on the first anniversary of the effective time of his agreement. Mr. Vermylen’s agreement provides for an annual base salary of $450,000, a targeted annual bonus equal to 60 percent of the annual base salary and a retention bonus of $1,738,000 to be paid in two equal installments on each of the first and second anniversary of the effective time of his agreement. Mr. Willard’s agreement provides for an annual base salary of $340,000, a targeted annual bonus equal to 60 percent of the annual base salary and a retention bonus of $1,536,800 to be paid in two equal installments on each of the first and second anniversary of the effective time of his agreement.

      The agreements provide for option grants to Mr. Reed, Mr. Vermylen and Mr. Willard of 500,000, 500,000 and 231,200 shares of common stock of Kellogg, respectively. Under each agreement, 50 percent of the executive’s options vest on January 1, 2002 and 25 percent of the executive’s options vest on January 1, 2003 provided that the performance criteria identified in that agreement are satisfied for the prior year. If any of the performance criteria are not achieved for a given year, the options available for vesting in that year will be made available for vesting in the subsequent year. Mr. Willard’s agreement further provides that if the performance criteria for a given year are exceeded, the options that vest that year will be increased on a pro rata basis, with the possibility that all of his options will vest as early as January 1, 2002. Under each of the agreements, all options that have not vested earlier vest on January 1, 2004 regardless of the achievement of the performance provisions, provided that the executive’s employment has not been previously terminated for any reason.

      The agreements also provide that upon termination of employment by Kellogg, other than for Cause (as defined in the agreement) or by the executive for Good Reason (as defined in the agreement), the executive will be entitled to receive: (i) the Annual Bonus Amount (as defined in the agreement); (ii) any retention bonuses not yet paid; (iii) $30,000 in lieu of certain benefits; (iv) continued health and life insurance benefits for two years; (v) continued car allowance for two years and outplacement services for up to one year; (vi) an additional year of service under the executive’s non-qualified retirement plans; and (vii) the executive’s annual base compensation in effect at the time of termination times 1, 2 and 2 for Mr. Reed, Mr. Vermylen and Mr. Willard, respectively.

      Mr. Reed’s agreement generally provides that Kellogg shall offer to enter into, or cause Keebler to offer to enter into, a change-of-control employment agreement with Mr. Reed on the same terms and conditions as other similarly situated executives of Kellogg and its subsidiaries. Mr. Vermylen and Mr. Willard’s agreements also generally provide that Mr. Vermylen and Mr. Willard shall be participants in the Kellogg Change of Control Severance Policy for Key Employees. Each of the agreements contain noncompetition, nonsolicitation and nondisclosure covenants. These covenants generally provide that each executive will not disclose any of our trade secrets or other confidential information at any time, and that during employment and for one year following employment, each executive will not become associated with certain named competitors or seek to employ any of our employees or representatives for a position with a business that is not an affiliate of Keebler or Kellogg.

      In fiscal 2000, assuming the satisfaction of all performance bonuses, Messrs. Reed, Vermylen and Willard would have received from us salary and bonus compensation amounting to approximately $1,458,000, $656,000 and $544,000, respectively.

Indemnification; Directors’ And Officers’ Insurance

      Please refer to “The Merger — Merger Agreement — Covenants — Indemnification and Insurance of Keebler Directors and Officers,” for a discussion of indemnification and insurance rights of the directors and officers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      This summary of the material United States federal income tax consequences to Keebler stockholders, other than Flowers, of the merger is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to a Keebler stockholder in light of its particular circumstances or to stockholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, stockholders that hold their Keebler shares as part of a straddle or a hedging or conversion transaction and stockholders who acquired their Keebler shares through the exercise of an employee stock option or otherwise as compensation.

      Keebler stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger, including the effect of United States state and local tax laws or foreign tax laws.

      A United States holder refers to:

•	a citizen or resident of the United States,

•	a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, or

•	an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

      A Non-United States holder refers to a Keebler stockholder that is not a United States holder.

United States Holders

      The receipt in the merger by a United States holder of cash for Keebler shares will be a taxable transaction for United States federal income tax purposes. A Keebler stockholder that is a United States holder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder in the merger and the stockholder’s tax basis in the Keebler shares surrendered in the merger. That gain or loss will be a capital gain or loss if the Keebler shares are held as a capital asset by the Keebler stockholder, and will be long term capital gain or loss if the Keebler shares have been held for more than one year at the time of the merger.

      A Keebler stockholder that is a United States holder may be subject to backup withholding at a rate of 31% unless, at the time it surrenders Keebler shares in the merger, it provides its taxpayer identification number and certifies that the number is correct, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the United States holder, provided appropriate information is forwarded to the IRS.

Non-United States Holders

      A Keebler stockholder that is a Non-United States holder generally will not be subject to United States federal income tax on any gain realized on a disposition of Keebler shares in the merger unless:

•	the gain is effectively connected with a trade or business in the United States of that Non-United States holder,

•	that Non-United States holder is a non-resident alien individual who holds the Keebler shares as a capital asset and who is present in the United States for 183 or more days during the calendar year in which the merger is completed,

•	that Non-United States holder is subject to tax under the provisions of the Internal Revenue Code on the taxation of United States expatriates, or

•	Keebler is a “United States real property holding corporation.” Keebler does not believe that it is a United States real property holding corporation.

      Information reporting and backup withholding imposed at a rate of 31% may apply under specified circumstances to cash payments received in the merger by a Non-United States holder unless, at the time it surrenders Keebler shares in the merger, the Non-United States holder certifies as to its foreign status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the Non-United States holder, provided appropriate information is forwarded to the IRS.

APPRAISAL RIGHTS

      Under Section 262 of the Delaware General Corporation Law, or DGCL, if you comply with the conditions established by Section 262, you will be entitled to dissent and elect to have the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

      The following is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by certain Delaware case law and the full text of Section 262, a copy of which is provided as Annex D to this information statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Keebler stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of stock held of record in the name of another person, such as a broker or nominee, you will be required to act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

      Under Section 262, where a merger is accomplished by written consent pursuant to Section 228 of DGCL, the corporation, either before or within 10 days after the completion of the merger, must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available and include in the notice a copy of Section 262. We will send you such a notice no more than 10 days after the completion of the merger. At that time, if you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

      YOU ARE NOT PRESENTLY REQUIRED TO TAKE ACTION TO PERFECT YOUR APPRAISAL RIGHTS. THE NOTICE WE WILL SEND TO YOU NO MORE THAN 10 DAYS AFTER THE COMPLETION OF THE MERGER WILL DESCRIBE THE TIMING OF ANY ACTION YOU WILL BE REQUIRED TO TAKE TO PERFECT YOUR APPRAISAL RIGHTS.

      If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you will be required to deliver to Keebler a written demand for appraisal of your shares of Keebler stock within 20 days after the date of mailing of the notice of completion of the merger, which demand will be sufficient if it reasonably informs Keebler of your identity and that you intend to demand appraisal of your shares.

      Only a holder of record of shares of Keebler stock issued and outstanding immediately prior to the completion of the merger will be entitled to assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of stock owned and that the stockholder intends thereby to demand appraisal of the stockholder’s shares of Keebler stock.

      If your shares of Keebler stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares of Keebler stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

      A record holder such as a broker who holds shares of Keebler stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Keebler stock held for one or more beneficial owners while not exercising those rights with respect to the shares of Keebler stock held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares of Keebler stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Keebler stock held in the name of the record owner. If you hold your shares of Keebler stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

      Within 120 days after the completion of the merger, but not thereafter, either Keebler or any holder of dissenting shares of Keebler stock who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares of Keebler stock held by dissenting stockholders. Keebler is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that Keebler will file a petition or that Keebler will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

      Within 120 days after the completion of the merger, any stockholder who has complied with the provisions of Section 262 will be entitled to receive from Keebler, upon written request, a statement setting forth the aggregate number of shares of Keebler stock for which demands for appraisal have been received by Keebler and the aggregate number of holders of the shares. Keebler must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

      Within 120 days after the effectiveness of the merger, any Keebler stockholder complying with Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the value of the stock of all such holders. A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to Keebler, which will then be obligated within 20 days to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Keebler stock and with such stockholders agreements as to the value of their Keebler shares have not been reached with Keebler. After notice to the stockholders, the Delaware Chancery Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Chancery Court may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Chancery Court may dismiss the proceedings as to that stockholder.

      After determining the stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a holder of dissenting shares of Keebler stock, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of Keebler stock entitled to appraisal.

      IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD

RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES.

      In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court further stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

      If any stockholder who demands appraisal of shares of Keebler stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder’s shares of Keebler stock will be converted into the right to receive the merger consideration in cash in accordance with the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to Keebler a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of Keebler. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Chancery Court.

SECURITY OWNERSHIP

Security Ownership of Management

      The following table sets forth certain information, as of November 14, 2000, regarding the beneficial ownership of Keebler common stock by each director of Keebler, by each of the five most highly compensated executive officers of Keebler (as required by SEC rules) and by all directors and executive officers of Keebler as a group. Most of these individuals have the opportunity to become the beneficial owners of additional shares of Keebler common stock as a result of stock options vesting or becoming exercisable, as described under “Interests of Officers and Directors in the Transactions.” Otherwise, except as noted, the persons named in the table below do not own, beneficially or of record, any other securities of Keebler or its subsidiaries and have sole voting and investment power over all securities for which they are shown as beneficial owner.

	Number of Shares of Keebler
	Common Stock Owned		Percentage of Keebler
	Beneficially(1)		Common Stock(1)

Sam K. Reed	1,772,050	(2)	2.0%

David B. Vermylen	277,558	(3)	*

E. Nichol McCully	237,064	(4)	*

Jack M. Lotker	160,757	(5)	*

James T. Willard	210,757	(6)	*

Robert P. Crozer(7)	10,000		*

Johnston C. Adams, Jr.(8)	9,950	(9)	*

Franklin L. Burke(7)(8)	10,550	(10)	*

Wayne H. Pace(8)	9,550		*

Dr. Melvin T. Stith(8)	8,550		*

G. Anthony Campbell(7)	2,004		*

Amos R. McMullian(7)	2,000		*

C. Martin Wood, III(7)	3,050	(11)	*

Jimmy M. Woodward(12)	2,000		*

All directors and executive officers as a group (consisting of 18 persons)	3,207,074	(13)	3.6%

*	Less than 1%

(1)	With respect to Keebler, shares beneficially owned and percentage of ownership are based on 90,202,998 shares of outstanding Keebler common stock and exercisable stock options as of November 14, 2000.

(2)	Of the total shares and options held by Mr. Reed, 1,953,753 shares and options are held by The Sam K. Reed and Victoria P. Reed January 19, 1995 Inter Vivos Trust of which Mr. Reed and his wife are trustees, 34,310 shares are held by the Reed Family Trust of which Thomas E. O’Neill and Mr. Reed’s wife are trustees, and 62,375 shares are held by the Sam and Victoria Reed Charitable Remainder Unitrust of which Mr. Reed and The Northern Trust Company are trustees. Includes 1,261,175 shares subject to stock options that are currently exercisable; excludes 278,388 shares subject to stock options that are not exercisable within 60 days.

(3)	Mr. Vermylen’s shares and options are held by the David B. Vermylen Declaration of Trust dated August 22, 1997 of which Mr. Vermylen is trustee. Includes 227,240 shares subject to stock options that are currently exercisable; excludes 81,941 shares subject to stock options that are not exercisable within 60 days.

(4)	Includes 206,746 shares subject to stock options that are currently exercisable; excludes 79,110 shares subject to stock options that are not exercisable within 60 days.

(5)	Includes 160,757 shares subject to stock options that are currently exercisable; excludes 73,449 shares subject to stock options that are not exercisable within 60 days.

(6)	Mr. Willard’s shares and options are held by the James T. Willard Living Trust dated October 14, 1998 of which Mr. Willard and his wife are co-trustees. Includes 210,757 shares subject to stock options that are currently exercisable; excludes 73,449 shares subject to stock options that are not exercisable within 60 days.

(7)	A director and executive officer of Flowers Industries, Inc.

(8)	Includes 8,550 shares subject to stock options that are currently exercisable.

(9)	Of the total shares held by Mr. Adams, 300 are held by the Palmer Scott Adams Trust, 300 are held by the Alexandra Power Adams Trust and 300 are held by the Tucker Kirk Adams Trust.

(10)	A director of Flowers Industries, Inc. Of the total shares held by Mr. Burke, 1,000 are held by Mr. Burke’s wife and 1,000 shares are held by the Franklin L. Burke IRA.

(11)	Includes 1,050 shares subject to stock options that are currently exercisable.

(12)	An executive officer of Flowers Industries, Inc.

(13)	Includes 2,536,173 shares subject to stock options that are currently exercisable; excludes 707,963 shares subject to stock options that are not exercisable within 60 days.

Security Ownership of Certain Beneficial Owners

      The following table sets forth certain information, as of November 14, 2000, regarding the beneficial ownership of persons known to Keebler to be the beneficial owners of more than 5% of any class of Keebler’s voting securities. The information was obtained from Keebler records and information supplied by the stockholders, including information on Schedule 13G. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Shares of Common
	Stock Owned Beneficially(1)	Percentage of Common Stock(1)

Flowers Industries, Inc.(2)	46,197,466	54.4%
1919 Flowers Circle Thomasville, Georgia 31757

(1)	Shares beneficially owned and percentage of ownership are based on 85,016,219 shares of outstanding common stock.

(2)	We have been informed by Flowers Industries, Inc. in a report on Schedule 13G filed February 2000, that of the shares reported as beneficially owned, they exercise (a) sole power to vote 46,197,466 shares, (b) shared power to vote 0 shares, (c) sole power to dispose of 46,197,466 shares and (d) shared power to dispose of 0 shares. Flowers Industries, Inc. is currently subject to the periodic reporting and other information requirements of the Securities and Exchange Act of 1934. Flowers Industries’ common stock is listed on the New York Stock Exchange. Flowers Industries, Inc. has agreed to vote all of its shares of Keebler stock in favor of our merger with Kellogg pursuant to the terms of the Flowers voting agreement. Further, Flowers Industries, Inc. has agreed to dispose of all of its shares of Keebler stock pursuant to the Kellogg/Keebler merger agreement.

WHERE YOU CAN FIND MORE INFORMATION

      Keebler files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Keebler files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

      The SEC allows Keebler to “incorporate by reference” information into this information statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information in, or incorporated by reference in, this information statement. This information statement incorporates by reference the documents set forth below that Keebler has previously filed with the SEC. These documents contain important information about Keebler and our finances.

Keebler Sec Filings (File No. 001-13705)	Period

Annual Report on Form 10-K	Fiscal Year ended
January 1, 2000
Quarterly Reports on Form 10-Q	Fiscal Quarters ended
April 22, 2000,
July 15, 2000 and
October 7, 2000
Current Report on Form 8-K	Filed on November 14, 2000

      We are also incorporating by reference additional documents that we file with the SEC between the date of this information statement and the date that Flowers acts by written consent to approve the merger.

      If you are a Keebler stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this information statement. Stockholders may obtain documents incorporated by reference in this information statement by requesting them in writing or by telephone from Keebler at the following address:

Keebler Foods Company

677 Larch Avenue
Elmhurst, Illinois 60126
(630) 833-2900

      If you would like to request documents from us, please do so by February   , 2001.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED FEBRUARY   , 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEXES

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF

OCTOBER 26, 2000

AMONG

KEEBLER FOODS COMPANY,

KELLOGG COMPANY

AND

FK ACQUISITION CORP.

i

ii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of October 26, 2000 (this “Agreement”), among KEEBLER FOODS COMPANY, a Delaware corporation (“Elf”), KELLOGG COMPANY, a Delaware corporation (“Parent”), and FK ACQUISITION CORP., a Georgia corporation and a wholly-owned subsidiary (“Merger Subsidiary”) of FLOWERS INDUSTRIES, INC., a Georgia corporation (“TULIP”).

      WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and Elf have approved this Agreement, and deem it advisable, fair to and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary or another corporation directly or indirectly wholly-owned by Parent with and into Elf on the terms and conditions set forth herein (the “Merger”);

      WHEREAS, the Board of Directors of Elf (the “Elf Board”), by resolution adopted in accordance with Delaware Law, has appointed a special committee of independent members of the Elf Board (the “Special Committee”) which has determined that the Merger and this Agreement is fair to and in the best interests of Elf’s stockholders (other than TULIP);

      WHEREAS, as a condition and inducement to Parent entering this Agreement, concurrently with the execution and delivery of this Agreement, Parent and TULIP, a majority stockholder of Elf, are entering into a voting agreement (the “TULIP Voting Agreement”) pursuant to which, among other things, TULIP has agreed to execute a written consent with respect to all of its shares of Elf common stock, $0.01 par value, in favor of the approval of the above-described Merger and adoption of this Merger Agreement;

      WHEREAS, (i) Parent, Kansas Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“TULIP Merger Sub”) and TULIP have entered into an Agreement and Plan of Restructuring and Merger dated as of the date hereof (the “TULIP Merger Agreement”) pursuant to which TULIP Merger Sub will merge with and into TULIP (the “TULIP Merger”) on the terms and conditions set forth therein and (ii) in the TULIP Merger each share of common stock, $0.625 par value, of TULIP (“TULIP Common Stock”) will be converted into the right to receive an amount per share in cash determined as set forth in the TULIP Merger Agreement;

      WHEREAS, the Merger contemplated by this Agreement will occur only if the condition set forth in Section 9.01(d) is satisfied; and

      WHEREAS, Parent, TULIP and Elf intend that as a result of the TULIP Merger and the Merger, Elf will be a direct wholly-owned subsidiary of TULIP, and TULIP will be a direct wholly-owned subsidiary of Parent or, if the TULIP Merger is not consummated, then as a result of the Merger, Elf will be a direct wholly-owned subsidiary of Parent.

      NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

      Section 1.01.  Definitions.

      (a)  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Benefit Arrangement” means any employment, severance or similar contract, plan, policy, fund or arrangement (oral or written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not and was not an Employee Plan, (ii) is or has been entered into, maintained, administered or contributed to, as the case may be, by Elf or any of its ERISA Affiliates and (iii) covers any Elf Employee.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Arrangements listed in the Elf Disclosure Schedule.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Elf Balance Sheet” means the consolidated balance sheet of Elf as of January 1, 2000 and the footnotes thereto set forth in the Elf 10-K.

“Elf Employees” means all current and former employees of Elf and its Subsidiaries.

“Elf Intellectual Property Rights” means all material Intellectual Property Rights owned or licensed and used or held for use by Elf or any of its Subsidiaries.

“Elf 10-K” means Elf’s annual report on Form 10-K for the fiscal year ended January 1, 2000.

“Employee Arrangement” means any Benefit Arrangement or Employee Plan.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA that (i) is or was subject to any provision of ERISA, (ii) is or was maintained, administered or contributed to by Elf or any of its ERISA Affiliates and (iii) covers or covered any Elf Employee.

“Environmental Claims” means any written or, to Elf’s knowledge, threatened claim, demand, or notice to, or other suit, action, proceeding or investigation of, Elf or any of its Subsidiaries by any person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by Elf or any of its Subsidiaries.

“Environmental Laws” means in each case as in effect on the date hereof and for purposes of Section 9.02(b) on the date of the consummation of the Merger all Laws of, or agreements with, any Governmental Entity or other third party relating to human health, safety or the environment, including relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act.

“Environmental Permits” means all permits, licenses, certificates or approvals necessary for the operation of Elf or any of its Subsidiaries as currently conducted to comply with all applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c) or (m) of the Code.

“FTC” means the United States Federal Trade Commission.

“Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

“Hazardous Substance” means (i) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (ii) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (iii) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (iv) any substance that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information (including with respect to any website), processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of intellectual property right.

“Law” means any applicable federal, state, local or foreign law, statute, common law, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of such Person and its Subsidiaries, taken as a whole.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) of ERISA.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, Governmental Entity or other entity or organization.

“Releases” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migrating, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment, that is not in compliance with Environmental Laws.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, $0.01 par value, of Elf.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Title IV Plan” means an Employee Plan subject to Title IV of ERISA, other than any Multiemployer Plan.

“Withdrawal Liability” means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

      Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

      Any reference to “including” or “include” means “including, without limitation” or “include, without limitation,” respectively.

      (b)  Each of the following terms is defined in the Section set forth opposite such term:

Acquisition Agreement	6.04

Contracts	4.20

Certificates	2.03

Confidentiality Agreement	6.03

Effective Time	2.01

Elf Disclosure Schedule	Article 4

Elf Information Statement	4.09

Elf Properties	4.22

Elf SEC Documents	4.07

Elf Securities	4.05

Elf Subsidiary Securities	4.06

Exchange Agent	2.03

GAAP	4.08

Indemnified Person	7.03

IRS	4.16

Joint Venture	4.20

JV Agreement	4.20

Merger	Recitals

Merger Consideration	2.02

Options	4.05

Preferred Shares	4.05

Surviving Corporation	2.01

Takeover Proposal	6.04

Tax Return	4.16

Tax or Taxes	4.16

Taxing Authority	4.16

Trigger Date	11.04

TULIP	Recitals

TULIP Common Stock	Recitals

TULIP Merger	Recitals

TULIP Merger Agreement	Recitals

TULIP Merger Sub	Recitals

TULIP Voting Agreement	Recitals

ARTICLE 2

THE MERGER

      Section 2.01.  The Merger.

      (a)  At the Effective Time, Merger Subsidiary, or, at the option of Parent and subject to Section 11.05, a newly-formed wholly-owned Subsidiary of Parent, shall be merged with and into Elf in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary (or such other wholly-owned Subsidiary of Parent, as the case may be) shall cease, and Elf shall be the surviving corporation (the “Surviving Corporation”).

      (b)  As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Elf and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger, provided that, so long as the condition set forth in Section 9.01(d) shall have been satisfied by consummation of the Tulip Merger, the Effective Time shall not occur unless and until the effective time of the TULIP Merger shall have previously occurred.

      (c)  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Elf and Merger Subsidiary (or such other subsidiary referenced in Section 2.01(a), as the case may be), all as provided under Section 259 of the Delaware Law.

      Section 2.02.  Conversion of Shares. At the Effective Time:

(a) except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $42 in cash, without interest (the “Merger Consideration”);

(b) each Share held by Elf as treasury stock or owned by Parent, TULIP or any of their Subsidiaries immediately prior to the Effective Time shall remain outstanding after the Merger, and no payment shall be made with respect thereto and all such shares shall thereafter constitute shares of capital stock of the Surviving Corporation; provided that if the TULIP Merger is not consummated and the condition set forth in Section 9.01(d) is satisfied, each Share held by TULIP or any of its subsidiaries shall not remain outstanding but instead shall be converted into the right to receive the Merger Consideration;

(c) the shares of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become that number of shares of common stock of the Surviving Corporation equal to the number of Shares converted pursuant to Section 2.02(a); provided that if the TULIP Merger is not consummated and the condition set forth in Section 9.01(d) is satisfied, each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation; and

(d) the shares of capital stock of the Surviving Corporation outstanding after the Effective Time pursuant to Sections 2.02(b) and 2.02(c) shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

      Section 2.03.  Surrender and Payment.

      (a)  Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) reasonably acceptable to Elf for the purpose of exchanging certificates representing Shares (the “Certificates”) for the Merger Consideration. Promptly after the Effective Time, Parent will cause to be deposited with the Exchange Agent the Merger Consideration to be paid in respect of the Shares converted pursuant to Section 2.02(a) and pursuant to Section 2.02(b), if applicable. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

      (b)  Each holder of Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.02(a) and pursuant to Section 2.02(b), if applicable, will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or will accrue on the Merger Consideration payable pursuant to the provisions of this Article 2.

      (c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d)  After the Effective Time, the stock transfer books of Elf will be closed and there shall be no further registration or transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

      (e)  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

      (f)  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been requested shall be returned to Parent, upon demand.

      Section 2.04.  Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Elf shall give Parent prompt notice of any demands received by Elf for appraisal of Shares. Except as required by applicable law or with the prior written consent of Parent, Elf shall not make any payment with respect to, or settle or offer to settle, any such demands.

      Section 2.05.  Stock Options.

      (a)  At or immediately prior to the Effective Time, each Option, whether or not vested or exercisable, shall be canceled, and Elf shall pay each holder of any such Option at or promptly after the Effective Time for each such Option an amount in cash determined by multiplying (i) the excess, if any, of the

Merger Consideration per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

      (b)  Prior to the Effective Time, Elf shall (i) obtain any consents from holders of options to purchase Shares granted under Elf’s stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), Elf deems reasonably necessary to give effect to the transactions contemplated by Section 2.05(a). Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any employee or director stock option until such necessary consents are obtained, and Elf shall withhold from such payments all amounts required by applicable Law or regulation to be withheld for taxes or otherwise.

      Section 2.06.  Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to Section 2.05 shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

      Section 2.07.  Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

      Section 2.08.  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

ARTICLE 3

THE SURVIVING CORPORATION

      Section 3.01.  Certificate of Incorporation. The certificate of incorporation of Elf in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

      Section 3.02.  Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

      Section 3.03.  Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ELF

      Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Elf to Parent on or prior to the date hereof (the “Elf Disclosure Schedule”), Elf represents and warrants to Parent that:

      Section 4.01.  Corporate Existence and Power. Elf is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Elf is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Elf has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of Elf as currently in effect.

      Section 4.02.  Corporate Authorization.

      (a)  The execution, delivery and performance by Elf of this Agreement and the consummation by Elf of the transactions contemplated hereby are within Elf’s corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Elf. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of Elf’s capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by Elf and constitutes a valid and binding agreement of Elf, enforceable against it in accordance with its terms.

      (b)  The Elf Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Elf’s stockholders, (ii) declared advisable and approved this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.04(b)) to recommend approval and adoption of this Agreement and the Merger by its stockholders.

      Section 4.03.  Governmental Authorization. The execution, delivery and performance by Elf of this Agreement and the consummation by Elf of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf or materially impair, delay or prevent the ability of Elf to consummate the transactions contemplated by this Agreement.

      Section 4.04.  Non-Contravention. Except as set forth in Section 4.04 of the Elf Disclosure Schedule, the execution, delivery and performance by Elf of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Elf or of the similar organizational documents of any of its material Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Elf or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Elf or any of its Subsidiaries (or their respective properties) or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Elf and its

Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Elf or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the Merger.

      Section 4.05.  Capitalization.

      (a)  The authorized capital stock of Elf consists of (i) 500,000,000 shares of common stock, $0.01 par value per share, and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of October 18, 2000, there were outstanding 85,013,619 Shares (excluding 1,334,382 Shares held in Elf’s treasury), (ii) employee and director stock options to purchase an aggregate of 7,079,142 Shares (“Options”) and (iii) no Preferred Shares. As of October 18, 2000, TULIP owned, beneficially and of record, 46,197,466 Shares. All shares of capital stock of Elf outstanding have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.05 of the Elf Disclosure Schedule sets forth a complete and accurate list of all outstanding employee and director stock options to purchase Shares and sets forth each price at which an option is exercisable and the corresponding number of options exercisable at such price. All Shares issuable upon exercise of outstanding employee or director stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.

      (b)  Except as set forth in this Section 4.05 and for changes since October 18, 2000 resulting from the exercise of employee or director stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting equity, debt or other securities of Elf, (ii) securities of Elf or any other issuer convertible into or exchangeable for shares of capital stock or equity, debt or other securities of Elf or (iii) options or other rights to acquire from Elf or any of its Affiliates or other obligation of Elf or any of its Affiliates to issue, any capital stock, equity, debt or other securities or securities convertible into or exchangeable for capital stock or equity, debt or other securities of Elf (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Elf Securities”). There are no outstanding obligations of Elf or any of its Affiliates (i) to repurchase, redeem or otherwise acquire any of the Elf Securities, (ii) to register any Elf Securities under the 1933 Act or any state securities law, (iii) to grant preemptive or antidilutive rights with respect to any Elf Securities or (iv) to grant any stock options (either upon the exercise of any option or otherwise).

      Section 4.06.  Subsidiaries.

      (a)  Each Subsidiary of Elf is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. All material Subsidiaries of Elf and their respective jurisdictions of incorporation are identified in the Elf 10-K. Section 4.06 of the Elf Disclosure Schedule identifies Elf’s direct and indirect percentage ownership of each Subsidiary.

      (b)  All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Elf, is owned by Elf, directly or indirectly (except for any director’s qualifying shares in foreign jurisdictions), free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other securities or ownership interests). There are no outstanding (i) securities of Elf or any of its Subsidiaries or any other issuer convertible into or exchangeable for shares of capital stock or other securities or ownership interests in any Subsidiary of Elf or (ii) options or other rights to acquire from Elf or any of its Subsidiaries, or other obligation of Elf or any of its Subsidiaries to issue, any capital stock or other securities or ownership interests in, or any securities convertible into or exchangeable for, any capital stock or other securities or ownership interests in, any Subsidiary of Elf (the items in clauses (i) and (ii) being referred to collectively as the “Elf Subsidiary Securities”). There are no outstanding obligations of Elf or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any of the Elf Subsidiary Securities, (ii) to register any Elf Subsidiary Securities under the 1933 Act or any state securities law or (iii) to grant preemptive or antidilutive rights with respect to any Elf Subsidiary Securities.

      Section 4.07.  SEC Filings.

      (a)  Elf has made available to Parent (i) Elf’s annual reports on Form 10-K for its fiscal years ended January 1, 2000 and January 2, 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended April 22, 2000 and July 15, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Elf held since February 3, 1998 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since February 3, 1998 (the documents referred to in this Section 4.07(a), collectively, the “Elf SEC Documents”).

      (b)  As of its filing date, each Elf SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c)  As of its filing date, each Elf SEC Document, including each amendment or supplement thereto, filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d)  Each Elf SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 4.08.  Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes) of Elf included in the Elf SEC Documents fairly present in all material respects, in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Elf and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments that are not expected to be material in amount, in the case of any unaudited interim financial statements).

      Section 4.09.  Disclosure Documents. The information statement of Elf to be filed with the SEC in connection with the Merger (the “Elf Information Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Elf Information Statement or any amendment or supplement thereto is first mailed to the Elf stockholders, the Elf Information Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Elf Information Statement based upon information furnished to Elf by Parent specifically for use therein.

      Section 4.10.  Absence of Certain Changes. Except (i) as disclosed in the Elf SEC Documents filed after January 1, 2000 and prior to the date hereof, (ii) as expressly contemplated by this Agreement, or (iii) as disclosed in Section 4.10 of the Elf Disclosure Schedule or (iv) as permitted by Section 6.01 hereof, since January 1, 2000, the business of Elf and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf;

(b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Elf or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Elf;

(c) any declaration, setting aside or payment of any dividend or other distribution with respect to any Shares (other than quarterly cash dividends on the Shares on customary record and payment dates in an amount not greater than $0.1125 per Share per quarter), or any repurchase, redemption or other acquisition by Elf or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Elf or any of its Subsidiaries;

(d) any amendment of any material term of any outstanding security of Elf or any of its Subsidiaries or any amendment to Elf’s Certificate of Incorporation or By-Laws;

(e) any incurrence, assumption or guarantee by Elf or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and pursuant to existing agreements;

(f) any creation or other incurrence by Elf or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(g) any making of any loan, advance or capital contributions to or investment in any Person not wholly owned, directly or indirectly, by Elf, other than immaterial amounts in the ordinary course of business consistent with past practices;

(h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Elf or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Elf;

(i) any change in any method of accounting, method of tax accounting or accounting principles or material change in practice by Elf or any of its Subsidiaries, except for any such change which is required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(j) any (i) grant of any bonus, severance or termination pay or award under a long term incentive plan to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employee of Elf or any of its Subsidiaries, (ii) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other benefit plan or arrangement covering any director, officer or employee of Elf or any of its Subsidiaries, (iii) increase in compensation, bonus or other benefits payable to any director or executive officer of Elf (other than changes made applicable to Elf employees generally), or (iv) other than in the ordinary course of business consistent with past practices, increase in compensation, bonus or other benefits payable to any employee of Elf or any of its Subsidiaries not described in clause (iii);

(k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Elf or any of its Subsidiaries, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(l) any pledge or encumbrance by Elf or any of its Subsidiaries of any Shares, or any securities convertible into Shares, or any Option or other rights, warrants or options to acquire any Shares, other than issuances of Shares pursuant to stock-based awards or options that are outstanding at the date hereof; or

(m) any agreement to do any of the foregoing.

      Section 4.11.  No Undisclosed Material Liabilities. There are no liabilities or obligations of Elf or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed in the Elf Balance Sheet or in the notes thereto or in the Elf SEC Documents filed prior to the date hereof,

(b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf,

(c) liabilities or obligations under this Agreement including advisory fees in connection with the transactions contemplated hereby, or

(d) liabilities or obligations disclosed in the Elf Disclosure Schedule.

      Section 4.12.  Compliance with Laws and Court Orders. Neither Elf nor any of its Subsidiaries nor any of their respective properties is in violation of, or has since January 1, 2000 violated, any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the transactions contemplated by the Merger. Elf and its Subsidiaries are in compliance with the terms of all required governmental licenses, authorizations, permits, consents and approvals, except where the failure so to comply would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the transactions contemplated by the Merger.

      Section 4.13.  Litigation. Other than as disclosed in Section 4.13(a) of the Elf Disclosure Schedule, there is no action, suit, investigation or proceeding pending, or, to the knowledge of Elf, threatened, against Elf or any of its Subsidiaries, or any of their respective properties before any court or arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the Merger. Neither Elf nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Elf or materially impair, delay or prevent the consummation of the Merger.

      Section 4.14.  Finders’ Fees. Except for Merrill Lynch & Co., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Elf or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

      Section 4.15.  Opinion of Financial Advisors. The special committee of the Board of Directors of Elf has received an opinion of Merrill Lynch & Co. dated as of the date of this Agreement to the effect that, as of the date of such opinion, the Merger Consideration is fair to Elf’s stockholders from a financial point of view (other than TULIP). Complete and correct signed copies of such opinion will be delivered to Parent as soon as practicable after the date of this Agreement.

      Section 4.16.  Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf:

(a) Elf and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed all Tax Returns required by applicable Law to be filed by it or on its behalf prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all respects.

(b) Elf and each of its Subsidiaries has timely paid (or has had timely paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or (with respect to new Taxes for periods, or portions thereof, beginning after the date hereof) will establish or cause to be established in accordance with GAAP on or before the

Effective Time, an adequate accrual for the payment of, all Taxes due with respect to any period ending prior to or as of the Effective Time.

(c) The federal income Tax Returns filed with respect to Elf and its Subsidiaries have been examined and settled with the Internal Revenue Service (the “IRS”) (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1990.

(d) There are no Liens or encumbrances for Taxes on any of the assets of Elf or any of its Subsidiaries other than those for Taxes not yet due and payable. Neither Elf nor any of its Subsidiaries is a party to any Tax sharing or indemnification agreement (other than such agreements solely between or among Elf and its Subsidiaries).

(e) Elf and its Subsidiaries have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(f) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any Taxes or Tax Return of Elf or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

(g) Neither Elf nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the date of the Effective Time of the Merger) or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(h) “Tax” or “Taxes” shall mean (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a “Taxing Authority”), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Elf or any of its subsidiaries to a Taxing Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation). “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17. Employee Benefit Plans. Other than Employee Plans that are insignificant in scope or amount and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf:

(a) Elf has made available to Parent copies of each material Employee Plan and all amendments thereto and written interpretations thereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), summary plan description and summary of material modifications, if any, annual financial report and actuarial valuation report prepared in connection with any such Employee Plan and all trust agreements, insurance contracts and other funding vehicles relating thereto. The Elf Disclosure Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code.

(b) Except as set forth on Section 4.17(b) of the Elf Disclosure Schedule, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualified status from the IRS, and Elf is not aware of any facts or circumstances that would jeopardize the qualified status of any such Employee Plan, if not cured; on that basis, and to Elf’s knowledge, each trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Except as set forth on Section 4.17(b) of the Elf Disclosure Schedule, Elf has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each material Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

(c) Elf has made available to Parent copies (or if there is no written plan document, written descriptions) of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and summary plan descriptions, if applicable. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and has been maintained in good standing with applicable regulatory authorities.

(d) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). Neither Elf nor any of its ERISA Affiliates has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and neither Elf nor any ERISA Affiliate of Elf has incurred a tax under Section 5000(a) that is or could become a liability of Elf.

(e) The Elf Disclosure Schedule contains a complete list of all material Employee Arrangements. Except as specifically provided in the foregoing documents made available to Parent, no amendments to any such Employee Arrangement have been adopted or approved nor has Elf or any of its ERISA Affiliates undertaken to make any such amendments or to adopt or approve any new material Employee Arrangement.

(f) All material contributions required to be made to any Employee Arrangement or any trust or other arrangement funding any Employee Arrangement by applicable Law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Employee Arrangement, for any period have been timely made or paid in full.

(g) Except as set forth on Section 4.17(g) of the Elf Disclosure Schedule, with respect to each Title IV Plan: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full; (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Elf or any of its ERISA Affiliates; and (v) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to Elf’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

(h) There does not now exist, nor, to Elf’s knowledge, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Elf or any of its ERISA Affiliates following the Effective Time. None of Elf and its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Employee Plan that is a Multiemployer Plan, none of Elf and its ERISA Affiliates has received any notification, nor has reasonable cause to believe, that any such Employee Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated. If Elf and its ERISA Affiliates were to experience a complete withdrawal from all such Multiemployer Plans, the total withdrawal liability would not exceed the amount set forth in Section 4.17(h) of the Elf Disclosure Schedule. The transactions contemplated by this Agreement, including the Transaction (as defined in the TULIP Merger Agreement), will not result in partial or complete withdrawal from any such Multiemployer Plan.

(i) The Elf Disclosure Schedule sets forth: (i) an accurate and complete list of each material Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Elf or any of its Subsidiaries, or for which Elf or any of its Subsidiaries could be liable, or would limit the right of Elf or any of its Subsidiaries to amend, merger, terminate or receive a reversion of assets from any material Employee Arrangement or related trust; (ii) the aggregate liabilities of Elf and its ERISA Affiliates, together with any corresponding assets held in any grantor trust of Elf and its ERISA Affiliates, pursuant to each Employee Arrangement (other than Employee Plans that are qualified under Section 401(a) of the Code) providing any supplemental or excess retirement benefits or other deferred compensation (whether elective or nonelective), in each case determined as of the date set forth in the Elf Disclosure Schedule, and (iii) the maximum amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable by Elf or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No outstanding options to purchase Shares granted to any current or former employee or director of Elf or any of its ERISA Affiliates (other than TULIP) contain any provision that would entitle the holder to receive any cash payment with respect thereto in connection with the consummation of the transactions contemplated hereby in excess of the amounts provided for in Section 2.05 hereof.

(j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted, and, to Elf’s knowledge, no set of circumstances exists which may give rise to a claim or lawsuits, against the Employee Arrangements, any fiduciaries thereof with respect to their duties to such Employee Arrangements or the assets of any of the trusts under any of such Employee Arrangements which could result in any liability of Elf or any of its ERISA Affiliates to the PBGC, the Department of Treasury, the Department of Labor, or any other U.S. or foreign governmental authority, or to any of such Employee Arrangements, any participant in any such Employee Arrangement, or any other Person. Without limiting the generality of the foregoing, neither Elf nor any of its ERISA Affiliates has any actual or contingent liability under any such Employee Arrangement or under any applicable Law or regulation for pay or benefits incurred as a result of corporate restructuring, downsizing, layoffs, plant closings or similar events occurring before the Effective Time that has not been fully satisfied or adequately reserved for in the audited consolidated financial statements (including the related notes) and unaudited consolidated financial statements (including the related notes) of Elf included in the Elf SEC Documents.

      Section 4.18.  Environmental Matters.

      (a)  Except as disclosed in the Elf SEC Documents or as set forth in Section 4.18 of the Elf Disclosure Schedule, and except where noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Elf, Elf and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits.

      (b)  Except as disclosed in the Elf SEC Documents or as disclosed in Section 4.18 of the Elf Disclosure Schedule, there are no written (or, to the knowledge of Elf, other) Environmental Claims pending or, to the knowledge of Elf, threatened against Elf or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Elf.

      (c)  Elf has made available to Parent all known material facts regarding all known or reasonably suspected material liabilities under any Environmental Law with respect to any Releases of Hazardous Substances or conditions, in, on, under or about any of the properties or assets owned, leased, or operated by Elf or its Subsidiaries at any time or for which Elf or its Subsidiaries is responsible under any Environmental Law.

      (d)  Except as disclosed in the Elf SEC Documents or as disclosed in Section 4.18 of the Elf Disclosure Schedule, prior to and during the period of ownership or operation by Elf or its Subsidiaries, in each case, to the knowledge of Elf, no Hazardous Substance was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, currently or previously owned or leased properties that could result in Liability for Elf or its Subsidiaries that would have a Material Adverse Effect on Elf and there were no conditions or Releases of Hazardous Substance in, on, under or affecting any currently or previously owned or leased properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Elf.

      (e)  Except as disclosed in the Elf SEC Documents, or as set forth in Section 4.18 of the Elf Disclosure Schedule, none of Elf or its Subsidiaries has received from any Governmental Entity or other third party any written (or, to the knowledge of Elf, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of or may otherwise bear liability for any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities, except where such notice or the circumstances referred to therein would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect on Elf.

      Section 4.19.  Intellectual Property. Except as set forth on the Elf Disclosure Schedule, Elf and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Elf Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Elf Intellectual Property Rights would not have, individually or in the aggregate, a Material Adverse Effect on Elf. No Elf Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Elf or any of its Subsidiaries or restricting the licensing thereof by Elf or any of its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not have, individually or in the aggregate, a Material Adverse Effect on Elf. To the knowledge of Elf, neither Elf nor any of its Subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the knowledge of Elf no Person is infringing on any Elf Intellectual Property Rights, except, in either case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Elf, (i) neither Elf nor any of its Subsidiaries was a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any alleged claim of infringement of any Intellectual Property Right and (ii) Elf and its Subsidiaries had no outstanding claim or suit for any continuing infringement by any other Person of any Elf Intellectual Property Rights.

      Section 4.20.  Material Contracts; Joint Ventures. (a) All of the material contracts of Elf and its Subsidiaries that are required to be described in the Elf SEC Documents or listed or filed as exhibits to the Elf Form 10-K for its fiscal year ended January 1, 2000 or the Elf quarterly report on Form 10-Q for its fiscal quarter ended July 15, 2000 (the “Contracts”) are described in such Elf SEC Documents or listed or filed as exhibits thereto, respectively, and are valid and binding and are in full force and effect, and neither Elf nor any of its Subsidiaries is in breach of or in default (nor does there exist any condition which with the passage of time or the giving of notice, or both, would cause such a violation of or default) under any Contract, except for such failures to be valid and binding, breaches and defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf. Elf and its Subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent (or any of their respective Subsidiaries) will (by reason of any agreement to which Elf or any of its Subsidiaries is a party) be subject to any material noncompetition or similar restriction on their respective businesses.

      (b)  Elf has made available to Parent complete and correct copies of all agreements, which are set forth in Section 4.20(b)(i) of the Elf Disclosure Schedule, relating to the formation and governance of all material joint ventures or partnerships arrangements (“Joint Ventures”) to which Elf or any of its Subsidiaries is a party (the “JV Agreements”). Other than as set forth in Section 4.20(b)(ii) of the Elf Disclosure Schedule, Elf and its Subsidiaries have no obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, to loan funds to, make capital contributions to, or guarantee indebtedness or other obligations of, such Joint Ventures.

      Section 4.21.  Insurance. Elf and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Elf or its Subsidiaries that are customary and appropriate under the circumstances. All such policies are in full force and effect, all premiums due thereon have been paid, and Elf and its Subsidiaries have complied with the provisions of such policies.

      Section 4.22.  Indebtedness. As of October 7, 2000, Elf and its Subsidiaries have outstanding indebtedness for borrowed money (including, without limitation, off-balance sheet indebtedness, guarantees of third party indebtedness and capitalized lease obligations) in an aggregate principal amount not greater than $774 million.

      Section 4.23.  Real Property. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Elf: (i) Elf or its Subsidiaries have good and marketable fee title to, or a valid leasehold interest in, all of the real property and related equipment used by Elf or its Subsidiaries or otherwise reflected in Elf’s financial statements identified in Section 4.08 above (collectively, the “Elf Properties”), in each case free and clear of any Liens or rights of third parties and (ii) the Elf Properties (taking into account, without limitation, all Liens related thereto, all zoning and other restrictions applicable thereto and the condition thereof) are suitable and adequate for the conduct of the businesses of Elf and its Subsidiaries as currently conducted.

      (b)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Elf, Elf and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, or right to use, the other assets used by them, or shown on the financial statements included in the Elf SEC Documents or acquired after the date thereof, free and clear of all Liens, except for assets disposed of in the ordinary course of business consistent with past practices.

      Section 4.24.  Transactions with Affiliates. Neither TULIP nor any of its Subsidiaries (excluding Elf and its Subsidiaries) owns, leases or licenses any of the buildings, machinery, equipment or other tangible or intangible assets used in the businesses of Elf or its Subsidiaries as currently conducted. Neither Elf nor any of its Subsidiaries (a) has any outstanding contract, agreement or other arrangement with TULIP or any of its Affiliates (other than Elf or any of its Subsidiaries) or provides or receives goods or services to or from TULIP or any of its Affiliates (other than Elf or any of its Subsidiaries), other than the sale of products or ingredients on an arms’ length basis in the ordinary course of business consistent with past practice or (b) has engaged in any transaction outside of the ordinary course of business consistent with past practice with TULIP or any of its Affiliates (other than Elf or any of its Subsidiaries) since January 1, 1998.

      Section 4.25.  Customers. Neither Elf nor any of its Subsidiaries has received any notice or has any reason to believe that any significant customer of Elf or any of its Subsidiaries (i) has ceased, or will cease, to use the products, goods or services of Elf or any of its Subsidiaries, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of Elf or any of its Subsidiaries or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of Elf or any of its Subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Elf and except for any such effect resulting from or arising in connection with this Agreement or the transactions contemplated hereby or the announcement thereof. As of the date of this Agreement, to Elf’s knowledge, no customer of Elf or any of its Subsidiaries described in clause (i) of the first sentence of this paragraph has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement that would have a Material Adverse Effect on Elf.

      Section 4.26.  Antitakeover Statute. Elf has taken all action necessary to exempt the Merger and this Agreement and all transactions contemplated hereby from the provisions of Section 203 of Delaware Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to Elf that:

      Section 5.01.  Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated by the Merger.

      Section 5.02.  Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against it in accordance with its terms.

      Section 5.03.  Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws and (iv) any actions or filings the absence of which would reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      Section 5.04.  Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any Law or (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), for such matters as would reasonably be expected to materially impair, delay or prevent the consummation of the Merger.

      Section 5.05.  Disclosure Documents. The written information with respect to Parent and any of its Subsidiaries that Parent furnishes to Elf specifically for use in the Elf Information Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Elf Information Statement, or any amendment or supplement thereto, is first mailed to stockholders of Elf.

      Section 5.06.  Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent which might be entitled to any fee or commission from Elf or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

      Section 5.07.  Adequate Funds. Parent has commitment letters in customary form from nationally-recognized lending institutions for and will have at the Effective Time sufficient funds for the payment of the Merger Consideration and to perform its obligations with respect to the Merger transactions contemplated by this Agreement and the TULIP Merger Agreement.

ARTICLE 6

COVENANTS OF ELF

      Elf agrees that:

      Section 6.01.  Conduct of Elf. From the date hereof until the Effective Time, Elf and its Subsidiaries shall conduct their business and operate their properties in the ordinary course consistent with past practices and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as provided by this Agreement or as set forth in Section 6.01 of the Elf Disclosure Schedule, from the date hereof until the Effective Time neither Elf nor any of its Subsidiaries shall:

(a) except as permitted under Section 6.06, declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than quarterly cash dividends on customary record and payment dates on the Shares not to exceed $0.1125 per quarter;

(b) repurchase, redeem or otherwise acquire or offer to acquire any shares of capital stock or other securities of, or other ownership interests in, Elf or any of its Subsidiaries;

(c) issue, deliver, pledge, encumber or sell any Shares, or any securities convertible into Shares, or any Options or other rights, warrants or options to acquire any Shares, other than issuances of Shares pursuant to stock-based awards or options that are outstanding on the date hereof;

(d) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents or amend any terms of the outstanding securities of Elf or its Subsidiaries;

(e) merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person other than (i) pursuant to existing contracts or commitments as set forth in Section 6.01 of the Elf Disclosure

Schedule, (ii) in each case in the ordinary course of business consistent with past practice, purchases of raw materials, services and items used or consumed in the manufacturing process, (iii) capital expenditures made consistent with Elf’s current capital expenditure program, in an amount not to exceed $100 million in the aggregate for 2000 and $90 million in the aggregate for 2001;

(f) sell, lease, license, mortgage or otherwise dispose of any Subsidiary or any assets, securities, rights or property other than (i) pursuant to existing contracts or commitments as set forth in Section 6.01(f) of the Elf Disclosure Schedule, (ii) sales of inventory and equipment in the ordinary course of business consistent with past practices;

(g) incur any indebtedness (whether or not reflected on the Elf Balance Sheet) for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities other than borrowings under Elf’s revolving credit agreement in the ordinary course of business and in amounts consistent with past practices;

(h) except as required under any collective bargaining agreement in effect as of the date hereof, by applicable Law or under Section 2.05 or as may be mutually agreed upon between Parent and Elf, enter into or adopt any new, or amend any existing, Employee Arrangement which would materially increase the costs or obligations of Elf or any of its Subsidiaries;

(i) except to the extent required under any collective bargaining agreement in effect as of the date hereof, by applicable Law, or by written employment agreements existing on the date of this Agreement and listed in the Elf Disclosure Schedule, increase the compensation payable or to become payable to its officers, directors or employees, or pay any benefit or amount to any such person that is not otherwise required by an Employee Arrangement as in effect on the date hereof, other than to employees in the ordinary course of business who are not officers, directors or holders of Options;

(j) (i) renew any material collective bargaining agreement or enter into any new material collective bargaining agreement or (ii) renew any collective bargaining agreement or enter into any new collective bargaining agreement which would materially increase the costs or obligations of Elf or any of its Subsidiaries;

(k) contribute any amount to any Employee Arrangement or any trust or other arrangement funding any Employee Arrangement, except to the extent required by the existing terms of such Employee Arrangement, trust or other funding arrangement, by any collective bargaining agreement now in effect, by any written employment agreement existing on the date of this Agreement and listed in the Elf Disclosure Schedule, or by applicable Law;

(l) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) enter into any agreement or exercise any discretion providing for acceleration of any material payment or performance as a result of a change of control of Elf or its Subsidiaries;

(m) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit the operations of Elf or its Subsidiaries, or, after the Effective Time, of Parent (other than indirectly by virtue of its ownership of Elf) or its Subsidiaries other than exclusivity or similar agreements regarding the sale of specialty products that are renewed or entered into in the ordinary course of business consistent with past practices;

(n) renew, enter into, amend or waive any material right under any contract with or loan to any Affiliate of Elf (other than its wholly-owned Subsidiaries);

(o) create or incur any Lien on any asset (other than Elf Intellectual Property Rights) which could materially detract from the value of the property to which it relates or interfere with the use thereof;

(p) make any loan, advance or capital contribution to or investment in any Person not wholly owned, directly or indirectly, by Elf, other than immaterial amounts in the ordinary course of business consistent with past practices;

(q) enter into, modify or amend in any material respect, or terminate any (i) contract filed as an exhibit to any Elf SEC Document or any other contract to which Elf or any of its Subsidiaries is a party which is or would be required to be filed as an exhibit to the Elf SEC Documents or (ii) agreement involving payments or receipts over its terms greater than $10 million;

(r) sell, license, lease or otherwise dispose of, or create or incur any Lien on, any Elf Intellectual Property Rights or any brand or line of business, other than pursuant to agreements in place on the date hereof and disclosed in Section 6.01(r) of the Elf Disclosure Schedule other than in the ordinary course of business consistent with past practices in connection with the sale of products from Elf;

(s) settle or compromise any material litigation of Elf or any of its Subsidiaries for an amount in excess of the reserves established therefor, or waive, release or assign any material claims of Elf or any of its Subsidiaries;

(t) adopt any material change, other than as required by the SEC or by GAAP, in its accounting policies, procedures or practices;

(u) except as otherwise required by Law, make any material Tax election, settle or compromise any material Tax claim, file any Tax Return (other than in a manner consistent with past practice) or change any method of Tax accounting; or

(v) agree or commit to do any of the foregoing.

      Section 6.02.  Stockholder Action by Written Consent; Information Statement. In lieu of calling a meeting of Elf’s stockholders, Elf will seek approval and adoption of this Agreement and the Merger by written consent of TULIP. Such approval will be sought so that such consent shall be obtained and shall be effective on the 21st day after the date the Elf Information Statement is first sent or given to the Elf stockholders. Subject to Section 6.04, the Board of Directors of Elf shall recommend approval and adoption of this Agreement and the Merger by Elf’s stockholders. In connection with such action by written consent, Elf will (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Elf Information Statement, and (ii) otherwise comply with all legal requirements applicable to approvals by its stockholders of this Agreement and the transactions contemplated hereby. Elf shall provide Parent, TULIP and their respective counsel with sufficient opportunity to comment upon the form and substance of the Elf Information Statement (including any amendments or supplements thereto) prior to filing such with the SEC and Elf shall use its reasonable best efforts to incorporate Parent’s and TULIP’s reasonable comments into the Elf Information Statement (including any amendments or supplements thereto). Elf shall promptly provide to Parent and TULIP copies of any comments received from the SEC in connection therewith and shall consult with Parent and TULIP in responding to the SEC.

      Section 6.03.  Access to Information. (a) From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement dated as of July 24, 2000 between TULIP and Parent (the “Confidentiality Agreement”), Elf shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Elf and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) cause the employees, counsel, financial advisors, auditors and other authorized representatives of Elf and its Subsidiaries to cooperate with Parent in its investigation of Elf and its Subsidiaries and (iv) promptly advise Parent orally and in writing of any fact or circumstance reasonably likely to have a Material Adverse Effect on Elf or to cause a condition contained in Article 9 not to be satisfied. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Elf and its Subsidiaries. No information or knowledge obtained by

Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Elf hereunder.

      (b)  Without limiting the generality of the foregoing, as soon as reasonably practicable after the date hereof, Elf shall provide to Parent a copy of the most recent statement of withdrawal liability that it or any of its Affiliates has obtained from each Employee Plan that is a Multiemployer Plan and, to the extent that such a statement has not yet been obtained for any such Employee Plan, or to the extent such a statement has been obtained but reflects withdrawal liability as of a date earlier than July 1, 2000 with respect to any such Employee Plan, Elf shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain a current withdrawal liability statement from such Employee Plan and provide it to Parent.

      Section 6.04.  No Solicitation.

      (a)  Elf shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of Elf or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of Elf or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; provided, however, that at any time prior to obtaining the written consent of TULIP as contemplated by Section 6.02 hereof, the Board of Directors of Elf may, in response to a bona fide written Takeover Proposal that such Board of Directors reasonably determines in good faith, after consultation with its independent financial advisors, constitutes a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this Section 6.04, (x) furnish information with respect to Elf and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement with terms not more favorable to such person than the Confidentiality Agreement, provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal, provided that Elf shall have delivered to Parent prior written notice advising Parent that it intends to participate in such discussions or negotiations. Elf will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all confidential information regarding Elf provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise.

      The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, purchase or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income or assets of Elf and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Elf common stock or capital stock of, or other equity or voting interests in, any of Elf’s Subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above.

      (b)  Neither the Board of Directors of Elf nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Merger Subsidiary) or propose publicly to withdraw (or modify in a manner adverse to Parent or Merger Subsidiary) the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger, provided, that in the event that prior to receiving the written consent of TULIP as contemplated by Section 6.02, the Board of Directors of Elf receives a Superior Proposal (as determined in accordance with Section 6.04(a)) that is unsolicited and did not result from a breach of Section 6.04(a), the Board of Directors of Elf may, if it believes in good faith such action is required under Delaware law to avoid a breach of its fiduciary duties, after receipt of advice from its outside legal counsel, withdraw or modify in a manner adverse to Parent or

Merger Subsidiary the recommendation or declaration of advisability of this Agreement or the Merger (each such action being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve, or recommend or propose publicly to adopt or approve or recommend, any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, (iii) cause or permit Elf to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 6.04(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence; provided, however, that Elf shall not exercise its right to make an Adverse Recommendation Change until after the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from Elf advising Parent that the Board of Directors of Elf has received a Superior Proposal and specifying the terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period). The foregoing shall in no way limit or otherwise affect Parent’s right to terminate this Agreement pursuant to Section 10.01(c) at such time as the requirements of such subsection have been met. Any such Adverse Recommendation Change shall not change the approval of the Board of Directors of Elf for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. Elf shall seek the written consent of TULIP contemplated by Section 6.02 even if the Board of Directors of Elf shall have made an Adverse Recommendation Change. Nothing in this Section 6.04 shall (x) permit Elf to terminate this Agreement, (y) permit Elf to enter into any agreement with respect to any Takeover Proposal or (z) affect any other obligation of Elf under this Agreement.

      The term “Superior Proposal” means any bona fide binding written offer not solicited by or on behalf of Elf or any of its Subsidiaries made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and Elf, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Elf Common Stock or all or substantially all the assets of Elf and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of Elf determines in its reasonable good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the stockholders of Elf, and taking into account, among other things, any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

      (c)  In addition to the obligations of Elf set forth in paragraphs (a) and (b) of this Section 6.04, Elf promptly shall advise Parent in writing of any request for information that Elf reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal together with a copy of such Takeover Proposal, or any inquiry Elf reasonably believes could lead to any Takeover Proposal.

      (d)  Nothing contained in this Section 6.04 or elsewhere in this Agreement shall prohibit Elf from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or (ii) making a disclosure to Elf’s stockholders if outside legal counsel advises that failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall Elf or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 6.04(b).

      Section 6.05.  Third Party Standstill Agreements. During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, Elf shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of a Takeover Proposal to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, Elf agrees to use all reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

      Section 6.06.  Special Dividend. Immediately prior to the Effective Time, Elf shall declare and pay a special cash dividend on the Shares in the aggregate amount of $16 million, which amount shall be paid pro rata to all holders of Shares. Such special dividend shall be in addition to any regular dividends declared and paid as permitted by this Agreement.

ARTICLE 7

COVENANTS OF PARENT

      Parent agrees that:

      Section 7.01.  Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      Section 7.02.  Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of Elf (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law (including with respect to the advancement of expenses) or any other applicable Laws or provided under Elf’s certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b) The Surviving Corporation shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to the Indemnified Person and the Indemnified Person shall cooperate in the defense thereof. The Surviving Corporation shall not be liable for the fees, costs or expenses of any other counsel for an Indemnified Person, other than local counsel, unless a conflict of interest shall be caused thereby in which case the Surviving Corporation shall pay the fees, costs and expenses of one additional counsel of the Indemnified Person’s choosing but reasonably acceptable to the Surviving Corporation, provided that the Surviving Corporation shall not be liable for (i) the fees of more than one counsel for all Indemnified Persons (other than as required as a result of a conflict of interest between such Indemnified Persons) or (ii) any settlement effected without its written consent (which consent shall not be unreasonably withheld).

(c) For six years after the Effective Time, the Surviving Corporation shall use its reasonable efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by Elf’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by Elf and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent or Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Elf or any of its

Subsidiaries, under Delaware Law or any other applicable Laws or under any agreement of any Indemnified Person with Elf or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

      Section 7.03.  Employee Matters.

      (a)  Parent shall honor, and shall cause the Surviving Corporation to honor, the following in accordance with their terms as in effect on the date hereof: (i) the change-of-control payments pursuant to the 2000 Keebler Incentive Plan, as amended, to the extent triggered by the consummation of the transactions contemplated hereby; (ii) the Revised Policy Regarding Termination Benefits for Certain Executives in the Event of a Change of Control (the “Revised Policy”), with respect to the Change of Control (as defined therein) resulting from the transactions contemplated hereby; and (iii) the Change of Control Severance Policy applicable to non-officers and non-union employees, with respect to the Change of Control (as defined therein) resulting from the transactions contemplated hereby.

      (b)  The Surviving Corporation shall give Elf Employees full credit for purposes of eligibility, early-retirement and vesting under any such plans or arrangements maintained by the Parent or Surviving Corporation for their respective subsidiaries for such employees’ service recognized for such purposes under the Employee Arrangements.

      (c)  Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Elf Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time and (ii) provide each Elf Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which the Elf Employees are eligible to participate after the Effective Time.

ARTICLE 8

COVENANTS OF PARENT AND ELF

      The parties hereto agree that:

      Section 8.01.  Reasonable Efforts.

      (a)  Subject to the terms and conditions of this Agreement, Elf and Parent will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Elf agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the FTC or the Antitrust Division or any other Governmental Entity pursuant to the HSR Act and (ii) to use reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act (and to obtain the necessary approvals under any foreign laws, rules or regulations) as soon as reasonably practicable; provided, that, Parent shall not be required to agree, and Elf shall not agree without Parent’s consent, to waive any rights or to accept any limitation on its operations or to dispose of any assets in connection with obtaining any such consent or authorization, but at Parent’s written request, Elf shall agree to any such waiver, limitation or disposal, which agreement may, at Elf’s option, be conditioned upon and effective only as of the Effective Time. Each party shall: (1) promptly notify the other party of any communication from the FTC, the Antitrust Division or any State Attorney General or any other Governmental Entity, and subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing and to accept all reasonable additions, deletions or changes suggested in connection therewith; (2) not agree to participate in any substantive meetings or discussions with any Governmental Entity in respect of any filings, investigations, or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (3) furnish the other party’s counsel, subject to appropriate confidentiality procedures, with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective representatives and any Governmental Entity or their respective staffs.

      (b)  In connection with obtaining financing in connection with the transactions contemplated by this Agreement, at the reasonable request of Parent, Elf (i) agrees to enter into such agreements, agrees to use reasonable best efforts to deliver such officers certificates and opinions as are customary in a financing and as are, in the good faith determination of the persons executing such officers certificates or opinions, accurate, and agrees to pledge, grant security interests in, and otherwise grant liens on, its assets pursuant to such agreements as may be reasonably requested, provided that no obligation of Elf under any such agreement, pledge, or grant shall be effective until the Effective Time; provided, further, that all expenses, liabilities or costs of Elf reasonably incurred in connection herewith shall be the responsibility of Parent and any obligations entered into in connection herewith shall be terminated with no liability to Elf or its Subsidiaries in the event this Agreement is terminated in accordance with its terms and (ii) in each case, with such assurances of confidentiality reasonably acceptable to Elf, will provide to the lenders specified by Parent financial and other information in Elf’s possession with respect to Elf and the Merger and the Transaction (as defined in the TULIP Merger Agreement), will make Elf’s senior officers and financial and accounting personnel available to assist such lenders, and otherwise will cooperate in connection with the consummation of such financing.

      Section 8.02.  Certain Filings. Elf and Parent shall cooperate with one another and use their reasonable best efforts (i) in connection with the preparation of the Elf Information Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Elf Information Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

      Section 8.03.  Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint release. Thereafter Parent and Elf will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      Section 8.04.  Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Elf or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Elf or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Elf acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      Section 8.05.  Notices of Certain Events. Each of Elf and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Elf, Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

      Section 9.01.  Conditions to Obligations of Each Party. The obligations of Elf, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been approved and adopted by the stockholders of Elf in accordance with Delaware Law;

(b) no federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which has the effect of making the Merger or the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or the transactions contemplated hereby;

(c) any applicable waiting period under the HSR Act or any foreign competition law or regulation relating to the Merger shall have expired or been terminated; and

(d) the TULIP Merger shall have been consummated; provided that this condition shall be deemed to have been satisfied for all purposes of this Agreement if (i) TULIP shareholder approval of the TULIP Merger shall not have been obtained on or before June 15, 2001, (ii) the meeting of TULIP shareholders (including any adjournment thereto) shall have concluded without the approval of the TULIP Merger Agreement from the TULIP shareholders having been obtained, or (iii) TULIP shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of TULIP to be performed or complied with by it under the TULIP Merger Agreement, such that the conditions set forth in Section 9.02(a) or 9.02(c) of the TULIP Merger Agreement cannot be satisfied.

      Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) Elf shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of Elf contained in Sections 4.05 and 4.26 shall be true in all respects (except for any de minimus inaccuracy), both when made and as of the Effective Time as though made at and as of the Effective Time, and all other representations and warranties of Elf contained in this Agreement and in any certificate or other writing delivered by Elf pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true when made and at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Elf or Parent;

(c) Parent shall have received a certificate signed by an executive officer of Elf to the foregoing effect;

(d) all consents or approvals of any Governmental Entity required in connection with the consummation of the transactions contemplated hereby shall have been obtained, except for such consents or approvals which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Elf or Parent;

(e) the employment agreements with the individuals listed in Exhibit A, in the forms entered into in connection with this Agreement, shall have been entered into by the parties thereto, and shall be in full force and effect (except for any failure to be in full force and effect resulting from unenforceability of the employment agreement or death of the individual); and

(f) as of immediately prior to the Effective Time, holders of no more than 10% of the outstanding Shares shall have taken actions to assert appraisal rights under Section 262 of the Delaware Law.

      Section 9.03.  Conditions to the Obligations of Elf. The obligations of Elf to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects when made and at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to materially impair, delay or prevent the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement; and

(c) Elf shall have received a certificate signed by an executive officer of Parent and Merger Subsidiary to the foregoing effect.

ARTICLE 10

TERMINATION

      Section 10.01.  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Elf):

(a) by mutual written agreement of Elf and Parent;

(b) by either Elf or Parent, if:

(i) the Merger has not been consummated on or before June 30, 2001, provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement or the TULIP Voting Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any Law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity enjoining Elf or Parent from consummating the Merger is entered and such judgment, injunction, decree or order shall have become final and non-appealable; or

(iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by Elf’s stockholders by reason of the failure to obtain the required vote of Elf’s stockholders;

(c) by Parent, if Elf shall have (1) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Elf to be performed or complied with by it under this Agreement such that the conditions set forth in Sections 9.02(a) or 9.02(c) cannot be satisfied or (2) breached any of its representations or warranties such that the conditions set forth in Sections 9.02(b) or 9.02(c) cannot be satisfied, which failure under clause (1) or (2) shall not be cured within 15 Business Days of notice from Parent; or

(d) by Elf, if Parent or Merger Subsidiary shall have (i) failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement such that the conditions set forth in Section 9.03(a) or 9.03(c) cannot be satisfied or (ii) breached any of such party’s representations or warranties contained in this Agreement such that the condition set forth in Section 9.03(b) cannot be satisfied, which failure or breach described in such clause (i) or (ii) shall not be cured within 15 Business Days of notice from Elf.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

      Section 10.02.  Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

      Section 11.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Parent or Merger Subsidiary, to:

Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49016
Attention: Janet L. Kelly,
Fax: (616) 961-6598

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Daniel A. Neff
Fax: (212) 403-2000

      if to Elf, to:

Keebler Foods Company
677 Larch Avenue
Elmhurst, Illinois 60126
Attention: Thomas E. O’Neill
Fax: (630) 782-2132

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Phillip R. Mills
Fax: (212) 450-4800

and

Winston & Strawn
35 W. Wacker Drive
Chicago, Illinois 60601-9703
Attention: Robert F. Wall
Fax: (312) 558-5700

and

Flowers Industries, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757
Attention: G. Anthony Campbell,
Fax: (912) 225-5433

and

Jones, Day, Reavis & Pogue
3500 SunTrust Plaza
303 Peachtree Street
Atlanta, Georgia 30308-3242

Attention:	Robert W. Smith

Lizanne Thomas
Fax: (404) 581-8330

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

      Section 11.02.  Non-Survival of Representations and Warranties. Other than as provided in Section 10.02, the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

      Section 11.03.  Amendments; No Waivers.

      (a)  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of Elf and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares and provided, further, that any amendment or waiver of this Agreement which adversely affects the rights of the stockholders of Elf (other than TULIP) shall also require the authorization or recommendation of the Special Committee.

      (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

      Section 11.04.  Expenses.

      (a)  Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b)  If:

(i) either Elf or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii) and prior to such termination a third party or Elf shall have publicly announced a Takeover Proposal, or a

Takeover Proposal shall have been made known to Elf (other than a Takeover Proposal by Parent); or

(ii) either Parent or Elf shall terminate this Agreement pursuant to Section 10.01(b)(i) without the approval by Elf’s stockholders of this Agreement having been obtained prior to such termination and prior to June 30, 2001 a third party or Elf shall have publicly announced a Takeover Proposal, or a Takeover Proposal shall have been made known to Elf (other than a Takeover Proposal by Parent) and within twelve months after the termination of this Agreement, Elf enters into a definitive agreement, agreement in principle or letter of intent, in each case in writing, with any Person (other than Parent) with respect to a Takeover Proposal or any Person shall acquire beneficial ownership of at least 50% of the outstanding Shares (the earliest date when such agreement, agreement in principle or letter of intent is entered into or such acquisition of beneficial ownership shall occur is referred to herein as the “Trigger Date”);

then in the case of a termination by Elf or Parent pursuant to clause (i), Elf shall pay to Parent (by wire transfer of immediately available funds not later than the date of such termination of this Agreement by Elf or in the case of such termination by Parent, one Business Day after such termination of this Agreement, or, in the case where clause (ii) applies, on the Trigger Date) an amount equal to $57.8 million. Elf shall be entitled to deduct and withhold from any payments made to Parent under this Section 11.04(b) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this Section 11.04(b) as having been paid to Parent.

      Section 11.05.  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, and, with respect to Merger Subsidiary, to a newly-formed wholly-owned Subsidiary of Parent, the right to enter into the transactions contemplated by this Agreement and the corresponding obligations, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations hereunder.

      Section 11.06.  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

      Section 11.07.  Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

      Section 11.08.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 11.09.  Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Sections 2.02, 2.05 and 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      Section 11.10.  Entire Agreement. This Agreement, the TULIP Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      Section 11.11.  Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 11.12.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 11.13.  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KEEBLER FOODS COMPANY

By:

Name:
Title:

KELLOGG COMPANY

By:

Name:
Title:

FK ACQUISITION CORP.

By:

Name:
Title:

FLOWERS INDUSTRIES, INC.
solely for the purposes of Sections 6.02, 6.03, and 11.01

By:

Name:
Title:

Exhibit A

William Britenbach

Sam Reed

Richard Robertson

Harold Shei Jr.

David Vermylen

James Willard

David Troester

ANNEX B

VOTING AGREEMENT

      This Voting Agreement (the “Agreement”) dated as of October 26, 2000 between Flowers Industries, Inc., a Georgia corporation (“TULIP”), and Kellogg Company, a Delaware corporation (“Parent”).

      WHEREAS, Keebler Foods Company, a Delaware corporation (“Elf”), Parent and FK Acquisition Corp., a Delaware corporation (“Merger Subsidiary”) are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the “Elf Merger Agreement”) pursuant to which Merger Subsidiary will merge with and into Elf (the “Elf Merger”) on the terms and conditions set forth therein;

      WHEREAS, TULIP is concurrently with the execution and delivery of the Elf Merger Agreement hereby agreeing to approve and adopt the Elf Merger Agreement and the Elf Merger as the owner of the Shares (as defined below) by Written Consent (as defined below); and

      WHEREAS, in order to induce Parent to enter into the Elf Merger Agreement, Parent has requested TULIP, and TULIP has agreed, to enter into this Agreement.

      NOW, THEREFORE, the parties hereto agree as follows:

      Section 1.  Definitions. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Elf Merger Agreement.

      Section 2.  Agreement to Vote. TULIP irrevocably agrees to vote all Shares pursuant to an action by written consent (the “Written Consent”), to be taken as promptly as permissible under applicable Law (which shall be the 21st day after that date on which the Elf Information Statement is mailed to the Elf stockholders in accordance with Section 6.02 of the Elf Merger Agreement), (a) in favor of the adoption of the Elf Merger Agreement and each of the transactions contemplated thereby, including the Elf Merger and (b) against (i) any proposal made in opposition to or in competition with the Elf Merger and the Elf Merger Agreement and the transactions contemplated by the Elf Merger Agreement, (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets, recapitalization, liquidation, winding up, extraordinary dividend or distribution, significant share repurchase or other similar transaction with or involving Elf and any party other than Parent, or (iii) any other action the consummation of which would reasonably be expected to impede, frustrate, interfere with, impair, delay or prevent consummation of the transactions contemplated by the Elf Merger Agreement. The obligation of TULIP specified in this Section 2 shall apply whether or not the Board of Directors of Elf makes an Adverse Recommendation Change. In furtherance of this Section 2 and as security for the agreements set forth herein, TULIP has granted a proxy to Parent pursuant to Section 3.

      Section 3.  Irrevocable Proxy.

      (a)  In furtherance of the agreements contained in Section 2 hereof and as security for such agreements, TULIP hereby irrevocably grants to, and appoints, Carlos M. Gutierrez, Chairman and Chief Executive Officer of Parent, and Janet L. Kelly, Executive Vice President — Corporate Development, General Counsel and Secretary (Mr. Gutierrez and Ms. Kelly, the “Grantees”) in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, TULIP’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of TULIP, to vote all Shares Beneficially Owned by TULIP, or grant a consent or approval in respect of such Shares, or execute and deliver a proxy to vote such Shares, (i) in favor of the adoption of the Elf Merger and the Elf Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Elf Merger Agreement; provided that the Grantees shall not have authority to grant any such consent prior to 21 calendar days after the Elf Information Statement is distributed to Elf’s stockholders, (ii) against any Takeover Proposal or any other matter referred to in Section 2(b) hereof, except as otherwise specified in Section 2 hereof and (iii) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of Elf.

      (b)  TULIP represents and warrants to Parent that any proxies heretofore given in respect of any or all of its Shares are not irrevocable, and that any such proxies are hereby revoked, except for the Written Consent.

      (c)  TULIP hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with, and in consideration of, the execution of the Elf Merger Agreement by Parent, and that such irrevocable proxy is given to secure the performance of the duties of TULIP under this Agreement. TULIP hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances by revoked. TULIP hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy contained herein is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware Law.

      Section 4.  Representations and Warranties of TULIP. TULIP hereby represents and warrants to Parent that:

(a) Ownership of Shares. TULIP is the sole Beneficial Owner, and sole owner of record, of 46,197,466 shares (the “Shares”) of common stock, $0.01 par value per share, of Elf. TULIP has good and marketable title to the Shares, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). TULIP has, and will have at any time from the date hereof until the date that Section 2 is no longer in effect, sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 2 hereof with no limitations, qualifications or restrictions on such rights. Without limiting the foregoing, none of the Shares is subject to any voting trust or other agreement, proxy (except for the Written Consent and as provided in Section 3 hereof) or other arrangement with respect to the voting of such Shares. From and after the date hereof, TULIP will not commit or omit to take any action if such action or omission could restrict or otherwise affect TULIP’s legal power, authority and right to vote all the Shares as provided in Section 2 hereof or (ii) affect the validity or effectiveness of the Written Consent. Without limiting the foregoing, from and after the date hereof, TULIP will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power-of-attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement limiting or affecting TULIP’s legal power, authority or right to vote the Shares as provided in Section 2 hereof. Except for the Shares, TULIP does not Beneficially Own any (x) shares of capital stock or voting securities of Elf, (y) securities of Elf convertible into or exchangeable for shares of capital stock or voting securities of Elf or (z) options or other rights to acquire from Elf any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Elf. “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the 1934 Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “Group” within the meaning of Section 13(d) of the 1934 Act and the rules promulgated thereunder. “Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

(b) Corporate Authorization. The execution, delivery and performance by TULIP of this Agreement and the consummation by TULIP of the transactions contemplated hereby are within TULIP’s corporate powers and have been duly authorized by all necessary corporate action on the part of TULIP. This Agreement has been duly executed and delivered by TULIP and constitutes a valid and binding Agreement of TULIP, enforceable against it in accordance with its terms.

(c) Non-Contravention. The action to be taken in the Written Consent and the execution, delivery and performance by TULIP of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of TULIP or Elf, (ii) contravene, conflict with, or result in any violation or breach of any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation or acceleration or other change of any right or obligation or the loss of any benefit to which TULIP is entitled under any provision of any agreement or other instrument binding on TULIP.

(d) Opinion of Financial Advisors. TULIP has received an opinion of each of UBS Warburg LLC and Morgan Stanley & Co. Incorporated, each dated as of the date of this Agreement and each to the effect that, as of the date of such opinion, the Merger Consideration to be received by TULIP’s shareholders under the Agreement and Plan of Restructuring and Merger dated as of October 26, 2000 among TULIP, Parent and Merger Subsidiary (the “TULIP Merger Agreement”) is fair from a financial point of view to Tulip’s stockholders. Complete and correct signed copies of such opinions will be delivered to Parent as soon as practicable after the date of this Agreement.

(e) Parent’s Reliance. TULIP understands and acknowledges that Parent is entering into the TULIP Merger Agreement and the Elf Merger Agreement in reliance upon TULIP’s execution, delivery and performance of this Agreement. TULIP acknowledges that the Written Consent to be delivered and the proxy granted in Section 3 hereof is granted in consideration of the execution and delivery of the TULIP Merger Agreement and the Elf Merger Agreement by Parent.

      Section 5.  TULIP Covenant as to the Shares. TULIP shall not, without the prior written consent of Parent, directly or indirectly (a) except for the Written Consent, the agreement to vote pursuant to Section 2 hereof and the proxy granted under Section 3 hereof, each of which are contemplated by the Elf Merger Agreement and the TULIP Merger Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (b) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

      Section 6.  No Solicitation. TULIP shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of TULIP or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of TULIP or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent, except as required to comply with fiduciary duties under Delaware law. TULIP will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all confidential information regarding TULIP or Elf provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise.

      Section 7.  Third Party Standstill Agreements; Rights Agreement. (a)  During the period from the date of this Agreement until the termination of this Agreement, TULIP shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of a Takeover Proposal to which it is a party (other than any involving Parent or its Subsidiaries). During such period, TULIP agrees to use all reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

      (b)  Except as provided with respect to the transactions contemplated by the TULIP Merger Agreement, the Board of Directors of TULIP shall not, without the prior written consent of Parent (a) amend the Rights Agreement (as defined in the TULIP Merger Agreement) or (b) take any action with respect to, or make any determinations under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

      Section 8.  Termination.

      (a)  Unless earlier terminated pursuant to this Section 8, this Agreement will terminate on the earlier to occur of (i) the consummation of the Elf Merger and (ii) the termination of the Elf Merger Agreement in accordance with its terms.

      (b)  This Agreement may be terminated at any time prior to the effectiveness of any approval of the Elf Merger Agreement by the stockholders of Elf by mutual written agreement of Parent and TULIP.

      (c)  The provisions of Sections 9, 13, 14, 15 and 16 will survive any termination of this Agreement pursuant to Section 8. The provisions of Section 12 will survive termination of this Agreement pursuant to Section 8(a)(i).

      Section 9.  Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      Section 10.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Parent, to:

Kellogg Company

One Kellogg Square
Battle Creek, Michigan 49016
Attention: Janet L. Kelly
Fax: (616) 961-6598

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street
New York, New York 10019
Attention: Daniel A. Neff
Fax: (212) 403-2000

      if to TULIP, to:

Flowers Industries, Inc.

1919 Flowers Circle
Thomasville, Georgia 31757
Attention: G. Anthony Campbell
Fax: (912) 225-5433

with a copy to:

Jones, Day, Reavis & Pogue

3500 SunTrust Plaza
303 Peachtree Street
Atlanta, Georgia 30308-3242
Attention: Robert W. Smith
           Lizanne Thomas
Fax: (404) 581-8330

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      Section 11.  Amendments; No Waivers.

      (a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

      (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 12.  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer, whether by operation or law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto.

      Section 13.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

      Section 14.  Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

      Section 15.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 16.  Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      Section 17.  Entire Agreement. This Agreement, the Confidentiality Agreement, the Elf Merger Agreement, and the TULIP Merger Agreement entered into by the parties concurrently with the execution and delivery of this Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      Section 18.  Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 19.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 20.  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Kellogg Company

By:

Name:
Title:

Flowers Industries, Inc.

By:

Name:
Title:

ANNEX C
FAIRNESS OPINION OF FINANCIAL ADVISOR

October 26, 2000

Special Committee of the Board of Directors

Keebler Foods Company
677 Larch Avenue
Elmhurst, IL 60126

Members of the Special Committee:

      Keebler Foods Company, a Delaware corporation (“Keebler”), Kellogg Company, a Delaware corporation (“Kellogg”) and FK Acquisition Corp., a Georgia corporation (“Merger Sub1”) and a wholly-owned subsidiary of Flowers Industries, Inc., a Georgia corporation (“Flowers”) propose to enter into an Agreement and Plan of Merger, dated as of October 26, 2000 (the “Keebler Merger Agreement”); Flowers, Kellogg and Kansas Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Kellogg (“Merger Sub2”) propose to enter into an Agreement and Plan of Restructuring and Merger, dated as of October 26, 2000 (the “Flowers Merger Agreement”); Flowers and Flowers Foods, Inc., a Georgia corporation and a wholly-owned subsidiary of Flowers (“Spinco”) propose to enter into a Distribution Agreement, dated as of October 26, 2000 (the “Distribution Agreement”); and Flowers and Kellogg propose to enter into a Voting Agreement, dated as of October 26, 2000 (the “Voting Agreement” and, collectively with the Keebler Merger Agreement, the Flowers Merger Agreement and the Distribution Agreement, the “Transaction Agreements”).

      Pursuant to the Transaction Agreements, either (A) assuming the conditions to the Keebler Merger Agreement and the Flowers Merger Agreement are satisfied or waived (i) certain assets and liabilities of Flowers will be contributed to and assumed by Spinco and the common stock of Spinco will then be distributed (the “Spin-Off”) to holders of Flowers common stock, par value $0.625 per share (the “Flowers Common Stock”); (ii) Merger Sub2 will be merged with and into Flowers and each outstanding share of Flowers Common Stock will be converted into the right to receive in cash (a) $42.00 multiplied by 46,197,466 divided by (b) the number of shares of Flowers Common Stock issued and outstanding immediately prior to the effective time of the Flowers Merger less (c) the Per Share Adjustment Amount (as defined in the Flowers Merger Agreement) and (iii) Merger Sub1 will be merged with and into Keebler and each outstanding share of Keebler common stock, par value $.01 per share (the “Shares”), other than those Shares held by Flowers or any of its subsidiaries, will be converted into the right to receive $42.00 in cash, as a result of which Flowers, after giving effect to the Spin-Off, will become a wholly-owned subsidiary of Kellogg and Keebler will become a wholly-owned subsidiary of Flowers; or (B) in the event shareholders of Flowers do not approve the Flowers Merger or under certain other circumstances and assuming in each case that the conditions to the Keebler Merger Agreement are satisfied or waived, Merger Sub1 will be merged with and into Keebler and each outstanding Share, including those Shares held by Flowers and its subsidiaries, will be converted into the right to receive $42.00 in cash, as a result of which Keebler will become a wholly-owned subsidiary of Kellogg. In both (A) and (B), Keebler will pay, immediately prior to the closing of the transactions, to all holders of Shares a special dividend in the aggregate amount of $16 million and Keebler will be permitted to pay to all holders of Shares normal quarterly dividends in an amount not to exceed $0.1125 per share per quarter.

      You have asked us whether, in our opinion, the cash consideration to be received by the holders of the Shares pursuant to the merger of Merger Sub1 with and into Keebler as described in both (A) and (B) above (the “Keebler Merger”), is fair from a financial point of view to such holders, other than Flowers, Kellogg, and their respective affiliates.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to Keebler that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Keebler;

(3) Conducted discussions with members of senior management of Keebler concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of Keebler and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Keebler Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain limited discussions among representatives of Keebler, Flowers and Kellogg and their respective legal and financial advisors;

(8) Reviewed drafts dated as of October 26, 2000 of the Keebler Merger Agreement, the Flowers Merger Agreement, the Distribution Agreement, and the Voting Agreement; and

(9) Reviewed such other financial studies and analysis and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Keebler or been furnished with any such evaluation or appraisal, In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Keebler. With respect to the financial forecast information furnished to or discussed with us by Keebler, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgement of Keebler’s management as to the expected future financial performance of Keebler. We have assumed that Flowers and its subsidiaries (other than Keebler), will not have any material liabilities after giving effect to the Spin-Off, but prior to the consummation of the Flowers Merger, other than has been disclosed to us. We have also assumed that the final form of the Transaction Agreements and Voting Agreement are substantially similar to the last drafts reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

      Although it is our understanding that Morgan Stanley Dean Witter and UBS Warburg LLC have solicited indications of interest on behalf of Flowers with respect to the acquisition of Keebler and Flowers (after giving effect to the Spin-Off), we were not involved in and did not participate in such process or its design or implementation. We have, however, reviewed with Morgan Stanley Dean Witter and UBS Warburg LLC their process of soliciting indications of interest and bids, including the identity of the third parties contacted and the indications of interest and bids submitted as well as the discussions held between Morgan Stanley Dean Witter and UBS Warburg LLC and those parties. In connection with the preparation of this opinion, we have not been authorized by Keebler, its Board of Directors, or the special committee of the Board of Directors of Keebler, to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Keebler.

      We are acting as financial advisor to the special committee to the Board of Directors of Keebler in connection with the Keebler Merger and will receive a fee from Keebler for our services, a significant portion of which is contingent upon the consummation of the Keebler Merger. In addition, Keebler has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided financial advisory and financing services to Keebler and may continue to do so and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Keebler Shares, shares of Flowers Common Stock, or shares of common stock of Kellogg, and other securities of Keebler, Flowers, or Kellogg for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is delivered to and is for the use and benefit of the special committee of the Board of Directors of Keebler but may be relied upon by all Directors of the Company. Our opinion does not address the merits of the underlying decision by Keebler to engage in the transactions described herein and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Keebler Merger.

      On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Keebler Shares pursuant to the Keebler Merger, is fair from a financial point of view to such holders, other than Flowers , Kellogg, and their respective affiliates.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith, Incorporated
MERRILL LYNCH, PIERCE,
FENNER & SMITH
INCORPORATED

ANNEX D
SECTION 262 OF THE GENERAL CORPORATION
LAW OF THE STATE OF DELAWARE

SECTION 262 — APPRAISAL RIGHTS.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L.’98, eff. 7-1-98).

D-4